Exhibit 10.10

FORM OF CREDIT AGREEMENT

VANTAGE ENERGY INC.,

as Borrower

WELLS FARGO BANK, N.A.,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

as Lead Arranger

THE BANK OF NOVA SCOTIA,

as Syndication Agent

and

and CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

$1,000,000,000

September [    ], 2014

CREDIT AGREEMENT

i

Schedules and Exhibits:

Annex I	-	List of Commitments
Annex II	-	List of Existing Lender Commitments

Schedule 1	-	Lenders Schedule
Schedule 2	-	Disclosure Schedule
Schedule 3	-	Security Schedule
Schedule 4	-	Specified Counterparties

Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Continuation/Conversion Notice
Exhibit D	-	Compliance Certificate
Exhibit E	-	Opinion of Counsel
Exhibit F	-	Assignment and Assumption
Exhibit G	-	U.S. Tax Compliance Certificates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of September [    ], 2014, by and among VANTAGE ENERGY INC., a Delaware corporation (“Borrower”), WELLS FARGO BANK, N.A., as Administrative Agent and as LC Issuer, and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein in consideration of the Loans which may hereafter be made by Lenders and the Letters of Credit which may be issued by LC Issuer at the request of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I - Definitions and References

Section 1.1                                    Defined Terms.  As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Base Rate” means, on any day, the per annum rate equal to the sum of (a) the Base Rate for such day plus (b) the Applicable Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Consolidated EBITDAX” means, for any Fiscal Quarter, Consolidated EBITDAX for such Fiscal Quarter adjusted (a) as permitted and in accordance with Article 11 of Regulation S-X promulgated by the SEC, and (b) to give pro forma effect to any acquisition or divestiture made by Borrower or any of its Consolidated Subsidiaries during such Fiscal Quarter as if such transactions had occurred on the first day of such Fiscal Quarter, regardless of whether the effect is positive or negative.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Applicable Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate.  The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Applicable Margin or the Reserve Requirement changes.

“Administrative Agent” means Wells Fargo Bank, N.A., as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a)                                 to vote 10% or more of the securities or other equity interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

(b)                                 to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” shall mean any requirement of Law related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and Executive Order 13224 (effective September 24, 2001).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate or Letter of Credit Fee Rate, as the case may be, the applicable rate per annum set forth in the grid below based upon the Applicable Utilization Level then in effect:

Applicable Utilization Level	Base Rate Margin	Eurodollar Margin	Commitment Fee Rate	Letter of Credit Fee Rate
Level I	.50%	1.50%	0.375%	1.50%
Level II	.75%	1.75%	0.375%	1.75%
Level III	1.00%	2.00%	0.50%	2.00%
Level IV	1.25%	2.25%	0.50%	2.25%
Level V	1.50%	2.50%	0.50%	2.50%

Changes in the Applicable Margin will occur automatically without prior notice as changes in the Applicable Utilization Level occur.  Administrative Agent will give notice promptly to Borrower and the Lenders of changes in the Applicable Margin.

“Applicable Utilization Level” means on any date the level set forth below that corresponds to the percentage, at the close of business on such day, equivalent to the (i) Facility Usage divided by (ii) the Borrowing Base (the “Utilization Percent”):

Applicable Utilization Level	Utilization Percent
Level I	less than 25%
Level II	greater than or equal to 25% but less than 50%
Level III	greater than or equal to 50% but less than 75%
Level IV	greater than or equal to 75% but less than 90%
Level V	Greater than or equal to 90%

“Approved Counterparties” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract (a) is a Lender Counterparty, (b) is a Person whose corporate rating is BBB+ or higher by S&P or whose senior unsecured long-term debt obligations are rated BBB+ or higher by S&P, (c) is a Specified Counterparty, or (d) is any other Person satisfactory to Administrative Agent in its discretion; provided that (i) if any Specified Counterparty at any time fails to satisfy the credit rating set forth next to its name on Schedule 4 (as applicable, the “Rating Requirement”), an Affiliate of such Specified Counterparty that does satisfy the applicable Rating Requirement (each, a “Guarantor Affiliate”) shall have executed a guaranty (in form and substance satisfactory to Administrative Agent) of such Specified Counterparty’s obligations in respect of any and all Hedging Contracts entered into with any Restricted Person, and (ii) if any Specified Counterparty (or its Guarantor Affiliate, as applicable) at any time fails to satisfy the Rating Requirement for such Specified Counterparty, such Specified Counterparty shall cease to be an “Approved Counterparty” with respect to any Hedging Contracts proposed to be entered into with such Specified Counterparty after such date; provided, further, that Administrative Agent may at any time elect to waive the requirements of clause (i) or clause (ii) of the foregoing proviso at its discretion, which waiver, if any, and the specific terms thereof, will be confirmed promptly in writing to Borrower.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Asset Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of assets of a Person, or (b) the acquisition of more than fifty percent (50%) of the Equity of any Person or otherwise causing any Person to become a Subsidiary of a Restricted Person.

“Asset Sale Determination” has the meaning given to such term in Section 2.9(d).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“Assumption Agreement” means that certain Assumption Agreement dated as of even date herewith among Vantage I, Vantage II, Borrower, and Wells Fargo Bank, N.A., in its capacity as administrative agent under the Existing Credit Agreements.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.

“Base Rate” means for any day the higher of (a) Administrative Agent’s Prime Rate; (b) the Federal Funds Rate plus one-half percent (0.5%) per annum; and (c) the One-Month Eurodollar Rate plus one percent (1.00%) per annum.  As used in this definition, Administrative Agent’s “Prime Rate” means the per annum rate of interest most recently announced within Wells Fargo Bank, N.A. at its principal office in San Francisco, California as its “Prime Rate”, with the understanding that the Prime Rate of Wells Fargo Bank, N.A. is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, N.A. may designate.  Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo Bank, N.A.  If Administrative Agent’s Prime Rate changes after the date hereof the Base Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective time of each change in Administrative Agent’s Prime Rate.

“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” means, at the particular time in question, either the amount determined by Administrative Agent and Lenders pursuant to Section 2.8 or the amount determined by Administrative Agent and Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) in accordance with the provisions of Section 2.9; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7.

“Borrowing Base Deficiency Notice” means a written notice from Administrative Agent to Borrower notifying it of the occurrence of a Borrowing Base Deficiency.

“Borrowing Base Properties” means the Oil and Gas Properties of the Restricted Persons evaluated by Lenders for purposes of establishing the Borrowing Base then in effect.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Denver, Colorado.  Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in Dollars are carried out in the interbank eurocurrency market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a)                                 marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)                                 demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)                                 open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and

(e)                                  money market or other mutual funds (i) that are rated AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above.

“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service.  If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)                                 any Person or two or more Persons acting as a group, other than one or more Permitted Investors, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and including holding proxies to vote for the election of directors (other than (i) proxies held by Borrower’s management or their designees to be voted in favor of Persons nominated by Borrower’s Board of Directors or equivalent governing body or (ii) revocable proxies given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) of 50% or more of the Equity in Borrower entitled to vote for members of the Board of Directors or equivalent governing body of Borrower (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right), or

(b)                                 a majority of the seats (other than vacant seats) on the Board of Directors or equivalent governing body of Borrower shall at any time be occupied by persons who (i) were not initially nominated by the Board of Directors or equivalent governing body of Borrower and (ii) were appointed or elected as a result of an actual or threatened proxy contest or contested consent solicitation.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Fee” means the fee payable under Section 2.5(c).

“Commitment Fee Rate” means, on any date, the rate per annum set forth in the definition of “Applicable Margin”.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, for any period (without duplication), the sum of (a) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (b) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) which was deducted in determining such Consolidated Net Income, plus (c) all income taxes which were deducted in determining such Consolidated Net Income, plus (d) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration expense and other non-cash charges (including (x) any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and (y) such expenses and charges resulting from the requirements of ASC Topic 815, ASC Topic 410, or ASC Topic 360) which were deducted in determining such Consolidated Net Income, minus (e) all non-cash items of income which were included in determining such Consolidated Net Income, plus (f) non-recurring extraordinary charges (comprised of legal, title and other specific transaction fees) associated with Material Transactions, Material Debt Financings or the IPO Transactions for such period and any prepayment fees associated with prepayments of Indebtedness for such period, in each case approved by Agent in its reasonable discretion.

“Consolidated Interest Charges” means, for any period (without duplication), the aggregate of all interest expense of Borrower and its Consolidated Subsidiaries as determined in accordance with GAAP, including (a) all interest, fees and costs payable with respect to the Indebtedness of such persons to the extent treated as interest in accordance with GAAP (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP) and (b) the interest component of Capital Lease Obligations, to the extent treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, Borrower’s and its properly Consolidated Subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Borrower’s and such Subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis, after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Restricted Person) in which Borrower or any of its Subsidiaries has an ownership interest.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.  “Continued” has a meaning correlative thereto.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.  “Converted” has a meaning correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means the occurrence of any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both, constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to two percent (2.0%) above the Adjusted Base Rate then in effect for such Loan and (b) with respect to any Eurodollar Loan, the rate per annum equal to two percent (2.0%) above the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to Borrower, each LC Issuer, and each Lender.

“Determination Date” has the meaning given to such term in Section 2.9.

“Disclosure Schedule” means Schedule 2 hereto.

“Disqualified Capital Stock” means any Equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Maturity Date.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Domestic Subsidiary” means any Subsidiary of Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that

Guarantees or otherwise provides direct credit support for any Indebtedness of any Restricted Person.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).

“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.

“Embargoed Person” shall mean any party that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs (a “SDN”), (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law, or (c) is controlled by a SDN.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any

ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBOR01 page for such currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank, N.A. or one of its Affiliate banks to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Guarantor of, or the grant by such Guarantor of a Lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an Eligible Contract Participant at the time such Guarantee, grant of Lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee, grant of Lien to secure or provision of other support is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto (other than pursuant to a request by Borrower under Section 3.7(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.5(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means, collectively, (a) the Second Amended and Restated Credit Agreement, dated as of December 20, 2013, among Vantage I, Wells Fargo Bank, N.A., as administrative agent and as issuing bank, and the lenders from time to time party thereto, and (b) the Credit Agreement, dated as of November 29, 2012, among Vantage II, Wells Fargo Bank, N.A., as administrative agent and as issuing bank, and the lenders from time to time party thereto, in each case, (i) as amended, supplemented, restated or otherwise modified prior to the date hereof, and (ii) as assumed by Borrower pursuant to the Assumption Agreement.

“Existing Credit Documents” means (a) the Existing Credit Agreements, (b) the promissory notes made by Vantage I and Vantage II thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Restricted Person, or any predecessor in interest to any Restricted Person, in each case, as amended or supplemented to the date hereof.

“Existing Indebtedness” means all Indebtedness outstanding under the Existing Credit Documents on the date hereof.

“Existing Lenders” means the Persons party to the Existing Credit Agreements as “Lenders” thereunder.

“Existing Letters of Credit” means all letters of credit issued and outstanding pursuant to the Existing Credit Documents as of the Closing Date.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the first preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the engagement letter agreement dated July 15, 2014 among Borrower, Administrative Agent and Wells Fargo Securities, LLC.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to LC Issuer, such Defaulting Lender’s Percentage Share of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change and the parties agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change to cause them to measure substantially the same financial performance as the existing covenants; provided that compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Borrower and Majority Lenders.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Hedging Contract Restructuring” means, collectively, each Unwind of a Borrowing Base Hedging Contract and the replacement Hedging Contract (if any) entered into by the end of the Business Day immediately succeeding the day on which such Unwind occurs.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations.  All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a)                                 Liabilities for borrowed money;

(b)                                 Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c)                                  Liabilities evidenced by a bond, debenture, note or similar instrument;

(d)                                 Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one (1) year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e)                                  Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof which would be accounted for as an interest expense under GAAP;

(f)                                   Liabilities constituting principal under Capital Lease Obligations;

(g)                                  Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h)                                 Liabilities owing under direct or indirect Guarantees of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i)                                     Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j)                                    Liabilities with respect to letters of credit or applications, surety bonds, or reimbursement agreements therefor;

(k)                                 Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);

(l)                                     Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; or

(m)                             Liabilities with respect to Disqualified Capital Stock;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor, other than Liabilities contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Engineers” means an independent petroleum engineering firm chosen by Borrower and reasonably acceptable to Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in Section 2.8.

“Initial Engineering Report” means, collectively, (a) the engineering report concerning Oil and Gas Properties of Restricted Persons, prepared by Netherland, Sewell & Associates, Inc. as of January 1, 2014 and submitted to Administrative Agent, and (b) the engineering reports concerning the Oil and Gas Properties of Restricted Persons, prepared by Wright & Company, Inc. as of January 1, 2014, in each case as updated by Staff Engineers as of July 2, 2014 and submitted to Administrative Agent.

“Initial Financial Statements” means Borrower’s pro forma Consolidated financial statements for the Fiscal Quarter ended June 30, 2014.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or Guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature.  In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other Restricted Parties under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each calendar month, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six months in length, the date specified by Administrative Agent which is approximately three months after such Interest Period begins; provided that the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1 (a) or (b).

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three or six months thereafter, as Borrower may elect in such notice; provided that:  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the first preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the first preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means, including but not limited to any Asset Acquisition.

“IPO Transactions” means (a) the contribution of Equity in Vantage I and Vantage II to Borrower as contemplated by the Reorganization Agreement, (b) the assignment and assumption of rights and obligations of Vantage I and Vantage II under the Existing Credit Agreements to Borrower pursuant to the Assumption Agreement, (c) the initial public offering of Equity in Borrower pursuant to the Form S-1 Registration Statement 333-197265 filed by Borrower with the SEC and (d) the payment of all fees, commissions and expenses owed in connection with the foregoing.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Conditions” has the meaning given to such term in Section 2.10.

“LC Issuer” means Wells Fargo Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means the lesser of (a) $50,000,000 and (b) the Borrowing Base.

“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Hedging Contract with any Restricted Person.  If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to such Hedging Contract, such Person shall nonetheless remain a Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Lender Hedging Obligation” means any obligation of any Restricted Person arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty; provided that (a) if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender and (b) used with reference to any Guarantor, the term “Lender Hedging Obligation” excludes any Excluded Swap Obligations with respect to such Guarantor.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Wells Fargo Bank, N.A. in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 1 hereto.

“Letter of Credit” means the Existing Letters of Credit and any standby letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Fee” has the meaning given to such term in Section 2.13.

“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth in the definition of “Applicable Margin”.

“Letter of Credit Termination Date” means the date which is seven (7) days prior to the Maturity Date or if such day is not a Business Day, the first preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement (other than a protective filing for a lease transaction), any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” has the meaning given to such term in Section 2.1.

“Majority Lenders” means Administrative Agent and at least two (if more than one Lender) Lenders whose aggregate Percentage Shares exceed fifty percent (50.0%); provided that the Percentage Share of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated business, assets, operations or properties, considered as a whole, (c) Borrower’s ability to timely pay the Obligations after giving effect to any cure period contained in any Loan Document, or (d) the enforceability of the material terms of any Loan Documents against the Restricted Persons.

“Material Contract” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) that is filed by Borrower as a material agreement with the Securities and Exchange Commission.

“Material Debt Financings” means for any period, debt financings, closing of incremental debt facilities or an increase in the existing debt facilities with total notional amounts greater than $50,000,000 in the aggregate, or an increase in the borrowing base for existing debt facilities in an aggregate amount greater than $50,000,000.

“Material Transactions” means for any period, acquisitions or divestitures of Oil and Gas Properties involving an aggregate purchase price greater than $100,000,000.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means [                      ], 2019.

“Maximum Credit Amount” means the amount of $1,000,000,000.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Minimum Collateral Amount” means Oil and Gas Properties to which are attributable, eighty percent (80%) of the Present Value of the Proved Reserves that comprise Borrowing Base Properties.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any sale of assets by any Restricted Person, the excess, if any, of (a) the sum of cash received in connection with such transaction over (b) the reasonable and customary out-of-pocket expenses incurred by such Restricted Person in connection with such transaction.

“Note” has the meaning given to such term in Section 2.1.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations but specifically excluding all Lender Hedging Obligations.  “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means, all of the following which are, at the time in question, owned by any of the Restricted Persons: (a) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), (b) all oil and gas gathering, treating, storage, processing and handling assets, (c) all pipelines, and (d) all platforms, wells wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“One-Month Eurodollar Rate” means, for any day for any Base Rate Loan within a Borrowing, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBOR01 page for such currency as of 11:00 a.m. (London time) on such day with a term equivalent to one month, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) on such day with a term equivalent to one month, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent using another comparable publicly available service for displaying London interbank offered rates for deposits of U.S. Dollars with a term equivalent to one month.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise Taxes, charges or similar levies arising from any payment made, hereunder or under any other Loan Document or from the execution, delivery or enforcement of or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7).

“Participant” has the meaning given to such term in Section 10.5(d).

“Participant Register” has the meaning given to such term in Section 10.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Percentage Share” means, with respect to any Lender (a) when used in Section 2.1 or Section 2.5, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth below such Lender’s name on Lenders Schedule or, if applicable, on an Assignment and Assumption, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.12(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.12(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Investments” means

(a)                                 Cash Equivalents;

(b)                                 (i) normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (ii) Investments received in satisfaction or partial satisfaction of obligations described in the immediately preceding clause (i), from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)                                  Investments by a Restricted Person in any other Restricted Person, provided that any extensions of credit among Restricted Persons shall be subordinated to the Obligations upon terms and conditions satisfactory to Majority Lenders and Administrative Agent in their discretion;

(d)                                 Hedging Contracts to the extent permitted pursuant to Section 7.3;

(e)                                  Investments resulting from transactions specifically permitted under Section 7.7;

(f)                                   Investments made with third parties in the ordinary course of business under standard form operating agreements, pooling agreements, unitization agreements, farm-out agreements to the extent permitted under Section 7.5, joint venture or area of mutual interest agreements (provided that a Lien in such Restricted Person’s interests therein can be granted in favor of Administrative Agent to secure the Secured Obligations without violation of such agreements), and, subject to Section 7.10, agreements with respect to gathering systems, pipelines, or other similar arrangements;

(g)                                  Investments made with third parties in the ordinary course of business with respect to properties that are not owned, directly or indirectly, by a Restricted Person under farm-in agreements and participation agreements; and

(h)                                 Investments not described in subsections (a) through (g) above which do not (taking into account all Investments of all Restricted Persons) exceed an aggregate amount of $20,000,000 during any Fiscal Year.

“Permitted Investors” means VEI I, VEI II, Quantum V Investment Partners, Quantum Energy Partners IV, LP, QEM IV Direct Investment Partners, Q-Vantage Parallel Partners, Carlyle/Riverstone Global Energy and Power Fund III, L.P., C/R Energy Coinvestment III, L.P., C/R Energy III Vantage Partnership, L.P., LR-Vantage Holdings II, L.P., LR-Vantage Holdings, L.P., Riverstone V Vantage II Holdings, L.P., Riverstone Energy Coinvestment III, L.P., C/R Energy Coinvestment III, L.P., and their respective Affiliates (but excluding their other portfolio companies).

“Permitted Liens” means:

(a)                                 statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)                                 landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)                                  minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)                                 deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  Liens under the Security Documents;

(f)                                   with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document;

(g)                                  judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced; and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;

(h)                                 pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(i)                                     Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Subsidiaries to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(j)                                    encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing proposed operations;

(k)                                 (i) Liens on fixed or capital assets acquired, constructed or improved by Borrower or its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted under Section 7.1(b), (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 7.1; and

(l)                                     all lessors’ royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest.

“Permitted Refinancing” means any refinancing, renewal or extension of Permitted Unsecured Debt (in this definition, “Existing Indebtedness”); provided that:

(a)                                 such Indebtedness is and shall remain unsecured at all times;

(b)                                 the amount of such Existing Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to all accrued and unpaid interest thereon, plus a reasonable premium or other reasonable amount paid, and fees, original issue discount and expenses reasonably incurred, in connection with such refinancing, renewal, or extension;

(c)                                  no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such refinanced, renewed, or extended Indebtedness is due on or before the date that is 180 days after the Maturity Date in effect on the date on which such Indebtedness is issued or incurred (in this definition defined as a “Date of Issuance”);

(d)                                 the financial covenants of the refinanced, renewed, or extended Indebtedness are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such refinanced, renewed, or extended Indebtedness are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(e)                                  on each Date of Issuance and immediately after giving effect to the incurrence of such refinanced, renewed, or extended Indebtedness and any concurrent repayment of Indebtedness, Borrower is in compliance on a pro forma basis with Section 7.11 and with Section 7.12 (on and as of the Date of Issuance);

(f)                                   no Default or Event of Default exists on the Date of Issuance of such refinanced, renewed, or extended Indebtedness or will occur as a result of the issuance of the notes evidencing such Indebtedness;

(g)                                  such Indebtedness is not Guaranteed by any Person which is not a Guarantor of all of the Secured Obligations (excluding any Excluded Swap Obligations with respect to such Guarantor); and

(h)                                 Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Permitted Unsecured Debt” means Indebtedness in respect of senior unsecured notes (whether issued under a loan agreement or indenture) issued by Borrower from time to time (including Guarantees thereof by its Subsidiaries), that complies with all of the following requirements:

(a)                                 such Indebtedness is and shall remain unsecured at all times;

(b)                                 no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Indebtedness is due on or before the date that is 180 days after the Maturity Date in effect on the date on which such Indebtedness is issued or incurred (in this definition defined as a “Date of Issuance”);

(c)                                  the financial covenants of such Indebtedness are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such Indebtedness are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(d)                                 on the Date of Issuance and immediately after giving effect to the incurrence of such Indebtedness and any concurrent repayment of Indebtedness, Borrower is in compliance on a pro forma basis with Sections 7.11 and 7.12 of this Agreement, calculated for the most recent Fiscal Quarter for which the financial statements described in Sections 6.2(a) or (b) are available to Lenders;

(e)                                  no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance of the notes evidencing such Indebtedness;

(f)                                   such Indebtedness is not Guaranteed by any Person which is not a Guarantor of all of the Secured Obligations (excluding any Excluded Swap Obligations with respect to such Guarantor); and

(g)                                  Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as  defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Platform” has the meaning given to such term in Section 10.3(d).

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such property in the most recently delivered Engineering Report using a discount rate of ten percent (10%) per annum.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and revised and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Rating Agency” means either S & P or Moody’s.

“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any LC Issuer, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization Agreement” means that certain Master Reorganization Agreement dated as of September [    ], 2014 by and among Vantage I, Vantage II, VEI I, VEI II, the Permitted Investors and certain other persons holding membership interests in Vantage I and Vantage II.

“Required Lenders” means Administrative Agent and at least two (if more than one Lender) Lenders whose aggregate Percentage Shares equal or exceed sixty-six and two-thirds percent (66 2/3%); provided that the Percentage Share of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a limited liability company, a Manager of such Restricted Person, and if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person.

“Restricted Person” means any of Borrower and each Subsidiary of Borrower.

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“Scheduled Determination” means each determination of the Borrowing Base that is not a Special Determination or an Asset Sale Determination.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, Cash Management Obligations, and Lender Hedging Obligations.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or Guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“Significant Portion of the Borrowing Base Properties” means Borrowing Base Properties to which are attributed five percent (5%) or more of the Present Value of all of the Borrowing Base Properties.

“Special Determinations” has the meaning given to such term in Section 2.9(c).

“Specified Counterparties” means each hedge counterparty listed in Schedule 4.

“Staff Engineers” means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.

“Subsidiary Guaranty” means that certain Guaranty of even date herewith by Guarantors, jointly and severally, in favor of Administrative Agent, as amended or supplemented from time to time.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any Guarantee of or provision of support for such Swap (and whether or not such obligation is a Lender Hedging Obligation hereunder).

“Tax Compliance Certificate” has the meaning assigned to such term in Section 3.5(f)(ii)(C).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the  funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is less than 60 percent, or (i) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Threshold Amount” means $10,000,000.

“Total PDP Projected Production” means the projected production of oil, gas, and natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Restricted Persons that are located in or offshore of the United States and that have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recently delivered Engineering Report, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(d) or (e) and otherwise are satisfactory to Administrative Agent.

“Total Proved Projected Production” means the projected production of oil, gas, and natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Restricted Persons that are located in or offshore of the United States and that have attributable to them Proved Reserves, as such production is projected in the most recently delivered Engineering Report, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(d) or (e) and otherwise are satisfactory to Administrative Agent.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“United States” and “U.S.” mean the United States of America.

“Unused Borrowing Base” means, at any time of determination, the Borrowing Base minus the Facility Usage.

“Vantage I” means Vantage Energy, LLC, a Delaware limited liability company.

“Vantage II” means Vantage Energy II, LLC, a Delaware limited liability company.

“VEI I” means Vantage Energy Investment LLC, a Delaware limited liability company.

“VEI II” means Vantage Energy Investment II LLC, a Delaware limited liability company.

Section 1.2                                    Exhibits and Schedules; Additional Definitions.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.  Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3                                    Terms Generally; References and Titles.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to a Person’s “discretion” means its sole and absolute discretion.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive.  Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.  References to “days” shall mean calendar days, unless the term “Business Day” is used.  Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.4                                    Calculations and Determinations.  All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.  Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding.  Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.  Notwithstanding the foregoing and except as provided herein with respect to ACS Topic 815, ASC Topic 410, and ASC Topic 360, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.5                                    Joint Preparation; Construction of Indemnities and Releases.  This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.  All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - The Loans and Letters of Credit

Section 2.1                                    Commitments to Lend; Notes.  Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Loans of the same Type shall be made by Lenders in accordance with their respective Percentage Shares and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the Borrowing Base then in effect.  The aggregate amount of all Base Rate Loans (other than Loans made pursuant to Section 2.12(b)) in any Borrowing must be greater than or equal to $500,000 or any higher integral multiple of $100,000 or must equal the remaining availability under the Borrowing Base.  The aggregate amount of all Eurodollar Rate Loans (other than Loans made pursuant to Section 2.12(b)) in any Borrowing must be greater than or equal to $1,000,000 or any higher integral multiple of $1,000,000 or must equal the remaining availability under the Borrowing Base.  Borrower may have no more than ten Borrowings of Eurodollar Loans outstanding at any time.  The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions.  The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein.  Each Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date.  Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder.

Section 2.2                                    Requests for New Loans.  Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders.  Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)                                 specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b)                                 be received by Administrative Agent not later than 10:00 a.m., Denver, Colorado time, on (i) the Business Day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  If all conditions precedent to such new Loans have been met (or waived by Required Lenders), each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Denver, Colorado the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand (i) on the same Business Day if demand is made by Administrative Agent on or prior to 10:00 a.m. Denver, Colorado time and (ii) on the next Business Day if demand is made by Administrative Agent after 10:00 a.m. Denver, Colorado time, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3                                    Continuations and Conversions of Existing Loans.  Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration.  In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than ten Borrowings of Eurodollar Loans outstanding at any time.  To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing.  Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a)                                 specify the existing Loans which are to be Continued or Converted;

(b)                                 specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)                                  be received by Administrative Agent not later than 12:00 noon, Denver, Colorado time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  Except as provided in Section 3.6, each Continuation/Conversion Notice shall be irrevocable and binding on Borrower.  During the continuance of any Event of Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans.  If (due to the existence of an Event of Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period.  No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4                                    Use of Proceeds.  Borrower shall use all Loans to (i) to refinance obligations outstanding under the Existing Credit Agreements, (ii) to finance, in part, Asset Acquisitions permitted by Section 7.7 and to pay fees and expenses associated with such Asset Acquisitions and this Agreement, (iii) to finance Capital Expenditures, (iv) to refinance Matured LC Obligations, and (v) provide working capital for the operations of the Restricted Persons and for other general business purposes.  Borrower shall use all Letters of Credit for its general business purposes.  In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.  Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.  No part of the proceeds of any Loan, directly or indirectly, will be used for the purpose of financing the activities of any Embargoed Person.

Section 2.5                                    Interest Rates and Fees; Payment Dates.

(a)                                 Interest Rates.  Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.

(b)                                 Default Rate.  If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (c), (h)(i), (h)(ii), or (h)(iii), all outstanding Loans shall bear interest at the applicable Default Rate.  In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (c), (h)(i), (h)(ii), or (h)(iii)), Required Lenders (or Administrative Agent at the direction of Required Lenders) may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.

(c)                                  Commitment Fees.  In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Percentage Share of the Unused Borrowing Base determined at the end of each day during the Commitment Period.  This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(d)                                 Borrowing Base Increase Fee.  Borrower will pay to Administrative Agent for the account of each Lender on each Determination Date on which the Borrowing Base is increased, a borrowing base increase fee in an amount to be mutually agreed upon in respect of such increase, based upon then prevailing market conditions and Borrower’s financial profile at such time.  Such fee shall be due and payable on the effective date of such Borrowing Base increase and allocated to each Lender based upon such Lender’s Percentage Share of such increase.

(e)                                  Additional Fees.  In addition to all other amounts due to Administrative Agent by the Restricted Persons under the Loan Documents, Borrower will pay the fees described in the Fee Letter.

(f)                                   Payment Dates.  On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to the Lenders all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date.  On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6                                    Optional Prepayments.  Borrower may, (a) upon one Business Day’s notice to Administrative Agent with respect to any Base Rate Loan and (b) upon three Business Days’ notice to Administrative Agent with respect to any Eurodollar Loan, from time to time and without premium or penalty prepay the Loans, in whole or in part, provided (i) that the aggregate amounts of all partial prepayments of principal on the Loans equals $500,000 or any higher integral multiple of $500,000, and (ii) that if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.4. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.7                                    Mandatory Prepayments.  If at any time the Facility Usage exceeds the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrower shall:

(a)                                 if such Borrowing Base Deficiency results from an Asset Sale Determination, prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all

Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.17) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency on the date of the related asset sale as provided in Section 7.5; and

(b)                                 if clause (a) does not apply, within thirty days after Administrative Agent delivers a Borrowing Base Deficiency Notice to Borrower, Borrower shall give notice to Administrative Agent electing to eliminate the Borrowing Base Deficiency as provided in clause (i), (ii) or (iii) below, or in a combination of clauses (i), (ii) and (iii) below (such notice from Borrower, the “Election Notice”), whereupon Borrower shall be obligated to eliminate such Borrowing Base Deficiency in such manner, and any failure to deliver such Election Notice shall be deemed to be an election by Borrower to eliminate such deficiency as provided in clause (i):

(i)                                     prepay the principal of the Loans in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency (or, if the Facility Usage exceeds the Borrowing Base after the Loans have been paid in full, Cash Collateralize the LC Obligations in accordance with Section 2.17), such prepayment to be made in full on or before the thirtieth day after such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency;

(ii)                                  prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.17) in up to three monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-third of such Borrowing Base Deficiency, and with the first such installment to be paid within thirty days after the giving of such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; provided, however, Borrower shall have demonstrated to the satisfaction of Administrative Agent on or before the date of the first such payment that Borrower has sufficient available monthly cash from its Total Proved Projected Production to make such payments; or

(iii)                               provide (or cause other Restricted Persons to provide) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance similar to the Security Documents previously delivered to Administrative Agent (with any changes required to conform to changes in Law or changes in the type of collateral covered thereby), and otherwise reasonably satisfactory to Administrative Agent, granting, confirming, and perfecting Liens in collateral acceptable to all Lenders subject to no Liens other than Permitted Liens, to the extent needed to allow all Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within thirty days after Administrative Agent confirms to Borrower what collateral shall be required.  If, prior to any such specification by Administrative Agent, Required Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within five Business Days after receiving notice of such determination from Administrative Agent, Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (i) or (ii) of this subsection (b).

Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8                                    Initial Borrowing Base.  During the period from the date hereof to the first Determination Date the Borrowing Base shall be $270,000,000 (the “Initial Borrowing Base”).

Section 2.9                                    Subsequent Determinations of Borrowing Base.

(a)                                 Scheduled Determinations.  By March 15 and September 15 of each year, beginning September 15, 2014, Borrower shall furnish to each Lender all information, reports and data which Administrative Agent has then reasonably requested concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with, as applicable, the Engineering Report as of December 31 of such year described in Section 6.2(d) or as of July 1 of such year described in Section 6.2(e).  Within thirty days after receiving such information, reports and data, or as promptly thereafter as practicable, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then deliver to each Lender such proposed Borrowing Base.  Within fifteen days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Required Lenders shall agree upon an amount for the Borrowing Base (provided that all Lenders must agree on any increase in the Borrowing Base), which need not be equal to such proposed Borrowing Base.  Required Lenders shall determine the amount of the Borrowing Base based upon (a) the loan collateral value which they in their discretion assign to the discounted net present value of the various Oil and Gas Properties of Restricted Persons included in the Collateral at the time in question, and (b) such other credit factors (including the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Restricted Persons) as they in their discretion deem significant.  If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the fifteen day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base.  Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (such date, and any other date on which notice of a newly determined Borrowing Base is sent to Borrower, herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined.  IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE MAXIMUM CREDIT AMOUNT OR OTHERWISE, AND THAT LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER IS

DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING COMMITMENT FEES UNDER SECTION 2.5 AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 3.2.

(b)                                 If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of subsection (a), the second sentence of subsection (c) or the third sentence of subsection (d) of this Section 2.9, Administrative Agent may nonetheless determine the Borrowing Base at any amount that Required Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Required Lenders (or all Lenders, as applicable) shall designate a new Borrowing Base as described above.

(c)                                  Special Determinations.  In addition to the redeterminations of the Borrowing Base pursuant to subsection (a) of this section, Borrower and Administrative Agent (or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided, that (i) Borrower may not request more than three (3) Special Determinations in any calendar year and no more than two (2) Special Determinations between Scheduled Determinations, and (ii) Administrative Agent (or Administrative Agent at the request of Required Lenders) may not request more than three (3) Special Determinations in any calendar year and no more than two (2) Special Determinations between Scheduled Determinations (unless such request occurs during the continuance of an Event of Default).  In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within twenty (20) days following the date of such request, deliver to Lenders an Engineering Report prepared by Staff Engineers as of the last day of the calendar month preceding the date of such request and audited by Independent Engineers (or prepared by Independent Engineers) and such other information which Administrative Agent shall have reasonably requested.  In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Lenders which shall include (i) an Engineering Report prepared by Staff Engineers as of a date not more than thirty (30) days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, thirty-one (31) days); provided that if Administrative Agent so requests in connection with an Asset Acquisition, such Engineering Report shall be prepared by Independent Engineers, (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination, and (iii) such other information which Administrative Agent shall have reasonably requested.  Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (a) of this section, which Borrowing Base shall become effective on the Determination Date applicable to such Special Determination (or as soon thereafter as Administrative Agent and Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

(d)                                 In addition to the redeterminations of the Borrowing Base pursuant to the preceding subsections of this section, Administrative Agent and Lenders shall have the right to redetermine the Borrowing Base in accordance with Section 2.9, if a Significant Portion of the Borrowing Base Properties is sold during any period between any two sequential Determination Dates (an “Asset Sale Determination”).  At least thirty (30) days prior to the date on which any Restricted Person intends to sell Borrowing Base Properties which, together with all Borrowing Base Properties sold during any period between any two sequential Determination Dates, would total a Significant Portion of the Borrowing Base Properties, Borrower shall send to Administrative Agent on behalf of Lender Parties written notice of such sale, which shall identify the Borrowing Base Properties to be sold (in this section called the “Subject Properties”).  With such notice, Borrower shall deliver to Lender Parties a copy of the Engineering Report used to determine the Borrowing Base then in effect, adjusted by Borrower to exclude the Subject Properties, and such other information as Lender Parties may reasonably request.  Within thirty (30) days after receipt of such notice, Engineering Report and information, Lenders shall redetermine the Borrowing Base in accordance with Section 2.9(a) and (b) and notify Borrower of the new Borrowing Base.

(e)                                  Reduction of Borrowing Base Upon Issuance of Permitted Unsecured Debt.  Notwithstanding anything to the contrary contained herein, if Borrower issues any Permitted Unsecured Debt, the Borrowing Base shall be reduced automatically by an amount equal to the product of 0.25 and the stated principal amount of the Permitted Unsecured Debt so issued in excess of $300,000,000 (or, if agreed upon by Borrower and Required Lenders, such other clawback amount as agreed to by such parties).  The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such date of issuance and shall remain in effect until the next date as of which the Borrowing Base is reduced pursuant to this Agreement.

(f)                                   Reduction of Borrowing Base in Connection with Hedging Contract Modifications.  Notwithstanding anything to the contrary contained herein, the Borrowing Base may be reduced from time to time as provided in Section 7.3.

Section 2.10                             Letters of Credit.  Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a)                                 the Facility Usage does not exceed the Borrowing Base at such time;

(b)                                 the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c)                                  the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earliest to occur of (i) 12 months after the issuance thereof, and (ii) the Letter of Credit Termination Date;

(d)                                 such Letter of Credit is to be used for general business purposes of a Restricted Person;

(e)                                  such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person;

(f)                                   the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

(g)                                  the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(h)                                 all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit.  LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason which LC Issuer in its discretion deems relevant.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.  Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which LC Issuer has actual or potential Fronting Exposure, as it may elect in its discretion.

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.10 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.

LC Issuer shall have at all times the benefits and immunities (a) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included LC Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to LC Issuer.

Section 2.11                             Requesting Letters of Credit.

(a)                                 Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least five Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC

Issuer to issue such Letter of Credit.  By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.10 will be met as of the date of issuance of such Letter of Credit.  Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b)                                 If Borrower so requests in any applicable LC Application, LC Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (A) LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.10 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing LC Issuer not to permit such extension.

(c)                                  Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.10 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in San Francisco, California.  If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.  Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify LC Issuer.

(d)                                 Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Borrower, Borrower shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.12                             Reimbursement and Participations.

(a)                                 Reimbursement by Borrower.  Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower.  Borrower promises to pay to LC Issuer, or to LC Issuer’s order, within one Business Day after demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter.  The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.  Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer.  However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b)                                 Letter of Credit Advances.  If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation.  Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1(a), the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c)                                  Participation by Lenders.  LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and — to induce LC Issuer to issue Letters of Credit hereunder — each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder.  Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower).  Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d)                                 Distributions to Participants.  Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e)                                  Calculations.  A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.13                             Letter of Credit Fees.  In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit issuance fee at a rate equal to the Letter of Credit Fee Rate then in effect (which fee shall be increased by two percent (2%) per annum during any period in which interest on the Loans accrues at the Default Rate) (the “Letter of Credit Fee”), and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to one-eighth percent (.125%) per annum times the face amount of such Letter of Credit (but in no event less than $500 per annum); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.9 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Percentage Shares allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account.  In addition,

Borrower will pay to LC Issuer LC Issuer’s customary fees for issuance, amendment, transfer, negotiation, and drawing of each Letter of Credit.  The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

Section 2.14                             No Duty to Inquire.

(a)                                 Drafts and Demands.  LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter.  LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved.  Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b)                                 Extension of Maturity.  If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c)                                  Transferees of Letters of Credit.  If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.15                             Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (except that with respect to any other Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Loan or LC Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s required share (if any)), provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.

Section 2.16                             Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint.  The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 2.17                             Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Termination Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations.  If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess.  At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or LC Issuer, Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure allocable to such Defaulting Lender (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.  Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, LC Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Section 2.7, 2.9, 2.18, or 8.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.5(b)) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of a Default or Event of Default (and following application as provided in this

Section 2.17 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.18                             Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and the definition of Required Lenders and Majority Lenders.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.13.

(iv)                              Reallocation of Percentage Shares to Reduce Fronting Exposure.  All or any part of that Defaulting Lender’s participation in LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentage Shares (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of the Loans and participations in LC Obligations of any non-Defaulting Lender to exceed the lesser of (1) such non-Defaulting Lender’s Commitment and (2) such non-Defaulting Lender’s Percentage Share of the Borrowing Base (calculated without giving effect to any reallocations pursuant to this clause (iv)).  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral.  If the reallocation described in the preceding clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)                                 Defaulting Lender Cure.  If Borrower, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentage Shares (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III- Payments to Lenders

Section 3.1                                    General Procedures.  Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds.  Each such payment must be received by Administrative Agent not later than 12:00 noon, Denver, Colorado time, on the date such payment becomes due and payable.  Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day.  Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.  Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a)                                 first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b)                                 then, for the prepayment of amounts owing under the Loan Documents (other than principal of the Loans) if so specified by Borrower;

(c)                                  then, for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(d)                                 last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7.  All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.12(c) or to Administrative Agent under Section 10.4(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2                                    Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

(ii)                                  subject any Lender or LC Issuer to any tax of any kind whatsoever on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for (A) Indemnified Taxes or Other Taxes covered by Section 3.5, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

(iii)                               impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or LC Issuer, Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or LC

Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3                                    Illegality.  If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party which are then the subject of any Borrowing Notice and which cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4                                    Funding Losses.  In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b).  Such indemnification shall be on an after-tax basis.

Section 3.5                                    Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Tribunal in accordance with applicable Law.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by Borrower.  Borrower shall indemnify Administrative Agent, each Lender and LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or LC Issuer, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)                                   Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing:

(i)                                     any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(A)                               executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)                               executed originals of Internal Revenue Service Form W-8ECI,

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C)

of the Internal Revenue Code (a “Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN,

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner, or

(E)                                any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If Administrative Agent, a Lender or LC Issuer receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.5 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent, such Lender or LC Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent, any Lender or LC Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(h)                                 FATCA.  If a payment made to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Administrative Agent and Borrower any documentation under any requirement of applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and any additional documentation as reasonably requested by Administrative Agent or Borrower as may be necessary for Administrative Agent or Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirement or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.5(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 3.6                                    Alternative Rate of Interest.  If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a)                                 Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b)                                 Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7                                    Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender (i) requests compensation under Section 3.2,  (ii) requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.7(a), (iii) is a Defaulting Lender, (iv) fails to approve any increase in the Borrowing Base then approved by the Required Lenders or (v) fails to approve any amendment or waiver requiring the consent of each Lender or all Lenders which has been approved by the Required Lenders, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.8                                    Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1                                    Closing Date Conditions.  The obligation of each Lender to make its initial Loan hereunder and LC Issuer to issue the initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 Loan Documents.  Administrative Agent shall have received duly executed (and properly acknowledged where applicable) and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may request.  In connection with the execution and delivery of the Security Documents, Administrative Agent shall (i) be reasonably satisfied that the Security Documents create first priority, perfected Liens on at least 80% of the Present Value of the Proved Reserves included in the Initial Borrowing Base, and (ii) have received UCC financing statements (duly authorized) as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.

(b)                                 Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                                  Closing Certificate.  Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in subsections (b), (d) and (k) of Section 4.1 and subsections (a), (b) and (c) of Section 4.2.

(d)                                 Governmental Authorizations and Consents.  Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)                                  Evidence of Insurance.  Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(f)                                   Opinions of Counsel to Restricted Persons.  Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel to Restricted Persons in the form of Exhibit E and opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(g)                                  Fees.  Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.  Administrative Agent shall have received payment from Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(h)                                 Financial Statements.  Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Administrative Agent, together with a certificate by a Responsible Officer certifying the Initial Financial Statements.

(i)                                     Initial Engineering Report.  Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(j)                                    Title.  Administrative Agent shall have received title reports and title opinions in form, substance and authorship satisfactory to Administrative Agent, with respect to (at Borrower’s election) either (i) at least eighty percent (80%) of the Present Value of the Proved Reserves evaluated for purposes of establishing the Initial Borrowing Base or (ii) (A) at least ninety-five percent (95%) of the Present Value of the Proved Developed Producing Reserves evaluated for purposes of establishing the Initial Borrowing Base and (B) a percentage satisfactory to Administrative Agent in its discretion of the Present Value of the Proved Developed Nonproducing Reserves and the Proved Undeveloped Reserves evaluated for purposes of establishing the Initial Borrowing Base.

(k)                                 No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that would reasonably be expected to cause a Material Adverse Change.

(l)                                     Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(m)                             Second Lien Debt.  Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Permitted Second Lien Debt (as defined in each of the Existing Credit Agreements) and all other amounts due in connection therewith has been or is being paid in full with all commitments to lend thereunder being terminated contemporaneously with the transactions contemplated hereby (including the IPO Transactions) and (ii) all Liens securing such Permitted Second Lien Debt will be released upon such payment in full.

(n)                                 IPO Transactions.  Borrower shall substantially contemporaneously herewith consummate the IPO Transactions and receive gross cash proceeds therefrom in an amount not less than $350,000,000.

(o)                                 Financial Projections.  Administrative Agent shall have received a financial plan, together with a Capital Expenditure forecast, for Borrower and its Subsidiaries (in form reasonably satisfactory to Administrative Agent) for the Fiscal Quarters ending September 30, 2014 and December 31, 2014 and for Fiscal Year 2015, prepared by a senior financial officer of Borrower, setting forth quarterly financial projections and budgets.

(p)                                 Due Diligence.  Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.

(q)                                 Other Documentation.  Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1.  All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

Section 4.2                                    Additional Conditions Precedent.  No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a)                                 All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all respects on and as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Section 5.6 shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b) of Section 6.2, as applicable.

(b)                                 No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit (or result therefrom).

(c)                                  No Material Adverse Change shall have occurred to, and to the knowledge of a Responsible Officer of Borrower, no event or circumstance shall have occurred that would reasonably be expected to cause a Material Adverse Change to, Borrower’s Consolidated financial condition or businesses since the date of the Initial Financial Statements.

(d)                                 The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

ARTICLE V- Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1                                    No Default.  No event has occurred and is continuing which constitutes a Default.

Section 5.2                                    Organization and Good Standing.  Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States in which Oil and Gas Properties owned or leased by it (and covered by the Security Documents) are located.

Section 5.3                                    Authorization.  Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.  Borrower is duly authorized to borrow funds hereunder.

Section 5.4                                    No Conflicts or Consents.  The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law in any material respect, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents.  Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5                                    Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance or similar Laws of general application relating to the enforcement of creditors’ rights and general equitable principles related to enforceability.

Section 5.6                                    Initial Financial Statements.  Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements.  Each of the Initial Financial Statements fairly present, in all material respects, Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the periods thereof.  Since the date of the Initial Financial Statements, after giving pro forma effect to all Borrowings made hereunder on the Closing Date, no Material Adverse Change has occurred, except as reflected in Section 5.6 of the Disclosure Schedule.  All Initial Financial Statements were prepared in accordance with GAAP, subject to year end audit adjustments, other adjustments made in connection with consummation of the IPO Transactions and the absence of footnotes in the case of the unaudited quarterly financial statements.

Section 5.7                                    Other Obligations and Restrictions.  No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition required under GAAP to be shown but not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1.

Section 5.8                                    Full Disclosure.  The written factual information, exhibits and reports (taken as a whole), in each case delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made.  There is no fact known to any Responsible Officer of any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that is not shown in the Initial Financial Statements, is not disclosed in the Disclosure Schedule, or that has not been otherwise disclosed to each Lender in writing that would, reasonably be expected to cause a Material Adverse Change.  There are no statements or conclusions in any Engineering Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that no Restricted Person warrants that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9                                    Litigation.  Except as disclosed in Section 5.9 of the Disclosure Schedule:  (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending before any Governmental Authority, or to the knowledge of a Responsible Officer of any Restricted Person threatened in writing, (i) against or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) or (ii) otherwise against any Restricted Person, which in the case of this clause (a) would reasonably be expected to result in a Material Adverse Change, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any Governmental Authority (i) against or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) or (ii) otherwise against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers which in the case of this clause (b) would reasonably be expected to result in a Material Adverse Change.

Section 5.10                             ERISA Plans and Liabilities.  All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule.  Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event.  All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA.  There are no pending or, to the knowledge of  Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to result in a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.  Except as set forth in Section 5.10 of the Disclosure Schedule:  (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law or as would not reasonably be expected to result in a Material Adverse Change, and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 5.11                             Environmental and Other Laws.  Except as disclosed in Section 5.11 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in material compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person, which could reasonably be expected to result in a Material Adverse Change; (d) to the knowledge of Borrower, no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.  Each Restricted Person undertook, at the time of its acquisition of each of its material properties, what it believed to be a commercially reasonable inquiry in accordance with customary industry practices into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.  Each Restricted Person’s liability for future plugging and abandonment costs is properly reflected in the Initial Financial Statements or in the most recently delivered financial statements pursuant to Section 6.2.

Section 5.12                             Names and Places of Business.  No Restricted Person has, during the five years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 5.13                             Subsidiaries.  As of the Closing Date, (i) Borrower does not have any Subsidiary except those listed in Section 5.13 of the Disclosure Schedule or disclosed to Administrative Agent in writing and (ii) no Restricted Person has any equity investments in any other Person except those listed in Section 5.13 of the Disclosure Schedule and Permitted Investments.  Borrower owns, directly or indirectly, the equity interests in each of its Subsidiaries which is indicated in Section 5.13 of the Disclosure Schedule or as disclosed to Administrative Agent in writing.

Section 5.14                             Government Regulation.  Neither Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15                             Solvency.  Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor, and the consummation of the transactions contemplated hereby and thereby, no Restricted Person will be Insolvent.

Section 5.16                             Title to Properties; Intellectual Property.  Except as set forth in Schedule 5.16 of the Disclosure Schedule, Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recently delivered Engineering Report and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all material impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed.  Other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document:  (a) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recently delivered Engineering Report, subject to Permitted Liens and (b) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recently delivered Engineering Report, except that, in the case of each of clause (a) and (b), no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed.  Each Restricted Person possesses, licenses or otherwise has valid rights to use all patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, except for such failure to possess such intellectual property, or the rights to license or use it, as would not reasonably be expected to have a material adverse effect on the ownership or operation of any Oil and Gas Property and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

Section 5.17                             Regulation U.  None of Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of any Loans will be used for a purpose which violates Regulation U.

Section 5.18                             Leases and Contracts; Performance of Obligations.  The material leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recently delivered Engineering Report and necessary for the conduct of the business of the Restricted Persons are in full force and effect.  All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recently delivered Engineering Report, have been properly and timely paid, except for such rents, royalties and other payments that are amounts being contested in good faith by appropriate proceedings and for which the applicable Restricted Peson has set aside on its books adequate reserves.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recently delivered Engineering Report, where such default would reasonably be expected to have a Material

Adverse Effect.  No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.19                             Sale of Production.  Except as set forth in Section 5.19 of the Disclosure Schedule and thereafter, either disclosed in writing to Administrative Agent or included in the most recently delivered Engineering Report, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (b) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.19 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recently delivered Engineering Report to which such contract or agreement relates and thereafter, are either disclosed in writing to Administrative Agent or included in the most recently delivered Engineering Report, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any material contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled by such Restricted Person on 120 days’ (or less) notice.  Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recently delivered Engineering Report that is subject to a production sales contract or marketing contract listed in Section 5.19 of the Disclosure Schedule or otherwise disclosed in accordance with this Section 5.19 that is computed substantially in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property covered by the most recently delivered Engineering Report curtailed substantially below such property’s delivery capacity.  Except as set forth in Section 5.19 of the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received material prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recently delivered Engineering Report after the date hereof.  Except as set forth in Section 5.19 of the Disclosure Schedule, no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to a material gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Property covered by the most recently delivered Engineering Report without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties.

Section 5.20                             Operation of Oil and Gas Properties.  Except as would not reasonably be expected to result in a Material Adverse Change, the Oil and Gas Properties covered by the most recently delivered Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recently delivered Engineering Report and in conformity with the Permitted Liens.  No Oil and Gas Property covered by the most recently delivered Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof, and none of the wells located on the Oil and Gas Properties covered by the most recently delivered Engineering Report (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable Laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties covered by the most recently delivered Engineering Report (or, in the case of wells located on properties unitized therewith, such unitized properties).  Except as would not reasonably be expected to result in a Material Adverse Change, each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recently delivered Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.

Section 5.21                             Material Contracts.  Each Material Contract is in full force and effect.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any Material Contract.

Section 5.22                             Taxes.  Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges.  The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate.  No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.23                             Anti-Terrorism Laws.  Neither Borrower, nor any of its Subsidiaries nor, to the knowledge of Borrower, any of its Affiliates and none of the respective officers, directors or agents of Borrower, such Subsidiaries or such Affiliates (i) has violated or is in violation of Anti-Terrorism Laws, (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is an Embargoed Person, (iv) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (v) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (vi) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.24                             Insurance.  The Oil and Gas Properties of each Restricted Person are insured with reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8.  No Restricted Person owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of such Restricted Person or for which such Restricted Person has ascribed a material value.   As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now in effect, (ii) the Flood Disaster Protection Act of 1973 as now in effect, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.) as now in effect, and (iv) the Flood Insurance Reform Act of 2004 as now in effect.

ARTICLE VI- Affirmative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 6.1                                    Payment and Performance.  Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party.  Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2                                    Books, Financial Statements and Reports.  Each Restricted Person will at all times maintain full and accurate books of account and records.  Borrower will maintain and will cause its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP, will maintain its Fiscal Year, and will furnish the following statements and reports to Administrative Agent who will deliver to each Lender Party at Borrower’s expense:

(a)                                 As soon as available, and in any event within 90 days after the end of each Fiscal Year, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm selected by Borrower and reasonably acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared.  These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year (if applicable).

(b)                                 As soon as available, and in any event within 60 days after the end of each Fiscal Quarter (other than each Fiscal Quarter ending December 31), Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes.  In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate signed by a Responsible Officer of Borrower (i) stating that such financial statements present fairly in all material respects the Consolidated financial position and results of operations of Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, (ii) stating that he/she has reviewed the Loan Documents, (iii) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 7.11 and 7.12 (including a listing of all non-recurring extraordinary charges included in the Consolidated EBITDAX calculation) and (iv) stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c)                                  Together with each set of financial statements furnished under subsections (a) and (b) of this section, a report certified by a Responsible Officer of Borrower (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Restricted Persons that were in effect during the Fiscal Quarter covered by such financial statements with the purpose and effect of fixing prices on oil, gas, and natural gas liquid production (setting forth the notional amounts or volumes of oil, gas, and natural gas liquids separately on a monthly basis), together with a comparison of such notional quantities to the actual gross volume of production attributable to production during such Fiscal Quarter from the properties described in the most recently delivered Engineering Report (setting forth the actual production amounts or volumes of oil, gas, and natural gas liquids separately on a monthly basis).  Such report shall also provide a listing of all other Hedging Contracts of Restricted Persons as of the date of such report, setting forth the type, term, effective date, termination date and notional amounts or volumes and, to the extent not restricted by the provisions of a confidentiality clause contained in an applicable Hedging Contract, the counterparty to each such agreement.

(d)                                 By March 15 of each year, an Engineering Report prepared as of the preceding December 31, by Independent Engineers, concerning all Oil and Gas Properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Reserves.  This report shall distinguish (or shall be delivered together with a certificate from a Responsible Officer of Borrower which distinguishes) those properties included in the report constituting Collateral from those properties included in the report not constituting Collateral.  Each such report shall also calculate the Present Value of the Restricted Persons’ Oil and Gas Properties as of the preceding December 31.

(e)                                  By September 15 of each year, and within the time period specified in Section 2.9(c) with respect to a Special Determination under Section 2.9 and within the time specified in Section 2.9(d) with respect to an Asset Sale Determination, an Engineering Report prepared by Staff Engineers (or at Borrower’s option, by Independent Engineers) as of the preceding July 1

(or as of the preceding August 1 with respect to the report to be delivered by September 15, 2014), or the date required under Section 2.9(c) in the case of a Special Determination or Section 2.9(d) in the case of an Asset Sale Determination, together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in (d) above.  Each such report shall also calculate the Present Value of the Restricted Persons’ Oil and Gas Properties as of the preceding July 1.

(f)                                   Together with each set of financial statements furnished under subsections (a) and (b) of this section, a report in form and detail satisfactory to Administrative Agent describing by lease or unit the gross volume of production and sales attributable to production for the twelve consecutive calendar months then ended from the properties described in the most recently delivered Engineering Report and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such twelve month period.

(g)                                  As soon as available, and in any event on or before April 1st of each Fiscal Year, a business and financial plan, together with a Capital Expenditure schedule, for Borrower and its Subsidiaries (in form reasonably satisfactory to Administrative Agent), prepared by a senior financial officer of Borrower and approved by the Board of Directors of Borrower, setting forth for the first year thereof, quarterly financial projections and budgets, and thereafter yearly financial projections and budgets.

(h)                                 As soon as available, and in any event within two weeks following each of Borrower’s quarterly Board of Directors’ meetings, any modification to the business and financial plan described in subsection (g) above that has been approved by the Board of Directors of Borrower since the date of the most recently delivered financial plan.

(i)                                     If Administrative Agent so requests, as soon as available, and in any event within 60 days after the end of each Fiscal Quarter, a list, by name and address, of those Persons who have purchased production during such Fiscal Quarter from the Oil and Gas Properties subject to the Security Documents, giving each such purchaser’s owner number for Borrower and each other grantor of a Lien on such Oil and Gas Properties and each such purchaser’s property number for each such Oil and Gas Property.

(j)                                    Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the Equity owners of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Administrative Agent pursuant hereto.

Documents required to be delivered pursuant to Section 6.2(a), (b) or (l) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address (if any) listed in Section 10.3; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent, and including www.sec.gov); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.3                                    Other Information and Inspections.  Borrower will furnish, and will cause its Subsidiaries to furnish, to each Lender any information which Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations.  Borrower shall permit, and shall cause its Subsidiaries to permit, representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours following reasonable notice, any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives subject to the provisions of Section 10.6.

Section 6.4                                    Notice of Material Events and Change of Address.  Borrower will promptly, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)                                 the occurrence of any Material Adverse Change;

(b)                                 the occurrence of any Default;

(c)                                  the acceleration of the maturity of any Indebtedness in an amount in excess of $100,000 owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound;

(d)                                 the occurrence of any Termination Event;

(e)                                  any written notice of potential liability of the Restricted Persons under any Environmental Laws which would reasonably be expected to exceed the Threshold Amount;

(f)                                   the filing of any suit or proceeding, or the assertion in writing of a claim, against any Restricted Person or with respect to any Restricted Person’s properties in which an adverse decision would reasonably be expected to result in liability of the Restricted Persons in excess of the Threshold Amount;

(g)                                  the damage or destruction of any material part of the Collateral;

(h)                                 the occurrence of any “default” or “event of default” under any note, agreement, indenture or other document evidencing or relating to any Permitted Unsecured Debt; and

(i)                                     promptly upon receipt thereof, all demands or material notices in connection with any Permitted Unsecured Debt either received by Borrower or on its behalf.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.  Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days (or such shorter time as Administrative Agent may approve in writing) prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 6.5                                    Maintenance of Properties.  Borrower shall, and shall cause its Subsidiaries to, (a) maintain, preserve, protect, and keep all Collateral and all other material property used or useful in the conduct of its business (i) in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, (ii) in material compliance with all applicable Laws, and (iii) in conformity in all material respects with all applicable contracts, servitudes, leases and agreements, and (b) from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6                                    Maintenance of Existence and Qualifications.  Except as permitted by Section 7.4, Borrower shall, and shall cause its Subsidiaries to, maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions within the United States in which Oil and Gas Properties owned or leased by it (and covered by the Security Documents) are located.  Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 6.7                                    Payment of Trade Liabilities, Taxes, etc.  Borrower shall, and shall cause its Subsidiaries to, (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d)

pay and discharge before the same becomes delinquent all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP.  Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 6.8                                    Insurance.

(a)                                 Borrower shall, and shall cause its Subsidiaries to, at all times maintain (at its own expense) insurance for all Collateral and its other property in accordance with industry standards for reasonably prudent operators of oil and gas properties, which insurance shall be by financially sound and reputable insurers.  Borrower will furnish to each Lender, upon written request, full information as to the insurance carried.  All insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to Administrative Agent as its interests may appear, (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without ten (10) days prior notice to Administrative Agent, (c) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require; and (d) to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

(b)                                 Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with industry standards for reasonably prudent operators of oil and gas properties, which insurance shall be by reputable insurers.  Each policy for liability insurance shall contain a severability of interests provision which provides for all losses to be paid on behalf of Administrative Agent (for the benefit of Lenders) as its interests may appear, and the Restricted Persons, who shall be named insureds.  In respect of first party policies, each policy insuring loss or damage to Collateral shall contain a severability of interests clause which provides for all losses to be paid directly to Administrative Agent as loss payee.  Each such first party policy shall in addition (A) name the appropriate Restricted Person and Administrative Agent and Lenders as loss payees thereunder (without any representation or warranty by or obligation upon Administrative Agent or Lenders) as their interests may appear, (B) contain the agreement by the insurer that any loss thereunder shall be payable to Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by any Restricted Person, (C) provide that there shall be no recourse against Administrative Agent or Lenders for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days’ prior written notice of cancellation or of lapse shall be given to Administrative Agent by the insurer.  Borrower will, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent is hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Restricted Persons.

(c)                                  Reimbursement under any liability insurance maintained by Restricted Persons pursuant to this Section 6.8 may be paid directly to the Person who has incurred the liability covered by such insurance.  With respect to any loss involving damage to Collateral, Borrower will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by each Restricted Person pursuant to this Section 6.8 that are received by Administrative Agent shall be paid to such Restricted Person by Administrative Agent as reimbursement for the costs of such repairs or replacements at the time such repairs or replacements are made or acquired.

Section 6.9                                    Performance on Borrower’s Behalf.  If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document when due, Administrative Agent may pay the same after notice of such payment by Administrative Agent is given to Borrower.  Borrower shall promptly reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10                             Interest.  Borrower hereby promises to Administrative Agent and each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender Party , but excluding principal of, and interest on, any Loan and any Matured LC Obligation, interest on which is covered by Sections 2.5 and 2.12(a)), which Borrower has in this Agreement promised to pay to Administrative Agent or such Lender Party and which are not paid when due.  Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11                             Compliance with Agreements and Law.  Borrower shall, and shall cause its Subsidiaries to, perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound.  Borrower shall, and shall cause its Subsidiaries to, conduct its business and affairs in compliance in all material respects with all Laws applicable thereto.  Each Restricted Person will cause all licenses and permits necessary for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect in all jurisdictions in which it has an office or in which Oil and Gas Properties covered by the Security Documents are located except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 6.12                             Environmental Matters; Environmental Reviews.

(a)                                 Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.  Each Restricted Person shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for and material to the ownership or operation of the Oil and Gas Properties covered by the most recently delivered Engineering Report and will maintain such authorizations in full force and effect.  No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any material remedial obligations under, or result in noncompliance in any material respect with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.  Upon Administrative Agent’s reasonable request at any time and from time to time when an Event of Default exists, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.

(b)                                 Borrower will promptly furnish to Administrative Agent copies of (i) all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which a Responsible Officer of Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business and (ii) all written requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, in each such case (i) or (ii) where such Responsible Officer has concluded that the potential liability of which exceeds, when aggregated with all such other violations, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, or would reasonably be expected to exceed the Threshold Amount in a Fiscal Year.

Section 6.13                             Evidence of Compliance.  Borrower will furnish to each Lender at Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations and warranties (when made) and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14                             Bank Accounts; Offset.  To secure the repayment of the Obligations Borrower hereby grants to each Lender, LC Issuer, and each of their respective Affiliates, a security interest, a Lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of any Lender, LC Issuer or any of their respective Affiliates, at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender, LC Issuer, or any of their respective Affiliates, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, LC Issuer, or any of their respective Affiliates, and (c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit.  At any time and from time to time after the occurrence and during the continuance of any Event of Default, each Lender, LC Issuer, and each of their respective Affiliates, is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower except as set forth below in this section), any and all items hereinabove referred to; irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such items.  The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.15                             Guaranties of Borrower’s Subsidiaries.  Borrower shall cause each Subsidiary of Borrower now existing and each Domestic Subsidiary created, acquired or coming into existence after the date hereof, within twenty (20) days after such creation, acquisition or coming into existence, to execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the Obligations of Borrower hereunder by becoming a party to the Subsidiary Guaranty; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall guarantee (or grant a Lien to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor.  Each Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder.  Borrower will deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16                             Agreement to Deliver Security Documents.

(a)                                 At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) at least the Minimum Collateral Amount, (ii) all of the issued and outstanding Equity of each Domestic Subsidiary, (iii) all of the issued and outstanding non-voting Equity and 66.6% of the voting Equity of each Subsidiary of Borrower not constituting a Domestic Subsidiary held by Borrower or any Domestic Subsidiary, and (iv) all other personal property of the Restricted Persons; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall grant a Lien to support any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor.  On the Closing Date, each Restricted Person shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(b)                                 To the extent necessary to comply with the first sentence of Section 6.16(a) and without limitation thereof, on each Determination Date, Restricted Persons shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, Security Documents in form and substance acceptable to Administrative Agent and duly executed by each Restricted Person (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.16.

(c)                                  Borrower also agrees to deliver favorable title opinions or updates of title opinions from legal counsel reasonably acceptable to Administrative Agent (or other title information satisfactory to Administrative Agent in its discretion) with respect to (at Borrower’s election) either (i) at least eighty percent (80%) of the Present Value of the Proved Reserves that comprise the Borrowing Base Properties or (ii) (A) at least ninety-five percent (95%) of the Present Value of the Proved Developed Producing Reserves that comprise the Borrowing Base Properties and (B) a percentage satisfactory to Administrative Agent in its discretion of the Present Value of the Proved Developed Nonproducing Reserves and the Proved Undeveloped Reserves that comprise the Borrowing Base Properties; and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

Section 6.17                             Perfection and Protection of Security Interests and Liens.  Borrower will from time to time deliver, and will cause each other Restricted Person from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by the Restricted Persons in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing or required to secure the Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management.  Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.18                             Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred, Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  Upon the occurrence of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds.  In no case shall any failure, whether intentional or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.19                             Required Hedging Contracts.  Except to the extent permitted by Section 7.3(d), each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all Hedging Contracts that are used by Lenders in determining the

Borrowing Base from time to time, including all Hedging Contracts in existence on the Closing Date.

Section 6.20                             Leases and Contracts; Performance of Obligations.  Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder.  Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property.  Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.

Section 6.21                             Representations Continue to be True.  Each Restricted Person will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Sections 5.18, 5.19 and 5.20 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 6.22                             Hedge Novations.  Within 30 days after the Closing Date, Borrower shall provide Administrative Agent with evidence reasonably satisfactory to it that all Hedging Contracts between any Subsidiary of Borrower and a Lender Counterparty under either of the Existing Credit Agreements have been novated from such Subsidiary to Borrower.

ARTICLE VII- Negative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 7.1                                    Indebtedness.  No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)                                 the Obligations and the Lender Hedging Obligations;

(b)                                 purchase money Indebtedness or Capital Lease Obligations in an aggregate principal amount not to exceed $20,000,000 outstanding at any one time, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the asset acquired thereby and such Indebtedness shall be secured only by the acquired asset;

(c)                                  Indebtedness arising under Hedging Contracts permitted under Section 7.3;

(d)                                 Permitted Unsecured Debt and any Permitted Refinancing thereof; provided that (i) the issuance thereof shall be subject to the provisions of Section 2.9(e), and (ii) if a Borrowing Base Deficiency exists upon the date of issuance thereof, net proceeds from such issuance shall first be applied to the prepayment of such Borrowing Base Deficiency;

(e)                                  Indebtedness of any Restricted Person to any other Restricted Person that is subordinated to the Obligations on terms acceptable to Administrative Agent; and

(f)                                   miscellaneous items of unsecured Indebtedness of Borrower not described in subsections (a) through (e) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $20,000,000 outstanding at any one time.

Section 7.2                                    Limitation on Liens.  Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3                                    Hedging Contracts.  No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a)                                 Commodities.  Hedging Contracts entered into with the purpose and effect of fixing prices on oil, gas, and natural gas liquids expected to be produced by Restricted Persons, provided that at the time such Hedging Contract is entered into: (i) no such Hedging Contract fixes a price for a term of more than sixty (60) months after such contract is entered into; (ii) the aggregate monthly production covered by all such contracts (determined, (A) in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent and (B) by excluding basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) for any single month does not, at the time such Hedging Contract is entered into, in the aggregate exceed the greater of (x) for the five-year period following the date such contract is executed, ninety percent (90%) of Restricted Persons’ aggregate Total PDP Projected Production, and (y) for the two-year period following the date such contract is executed, eighty-five percent (85%) of Restricted Persons’ aggregate Total Proved Projected Production, and for periods thereafter to the sixtieth month following the date such contract is executed, seventy-five percent (75%) of Restricted Persons’ aggregate Total Proved Projected Production, and (iii) each such contract is with an Approved Counterparty.  The percentages set forth in clause (ii) of the preceding sentence must be calculated and measured separately for projected oil, gas, and natural gas liquid production and calculated based upon the most recently delivered Engineering Report.

(b)                                 Interest Rates.  Hedging Contracts entered into by a Restricted Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed seventy-five percent (75%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with an Approved Counterparty.

(c)                                  Put Options; Cap Transactions.  Notwithstanding the foregoing provisions of this Section 7.3, there shall be no limitations on the purchase by the Restricted Persons of put options or floor transactions with respect to oil, gas or natural gas liquids produced by, call options or cap transactions with respect to gas expected to be purchased by, or cap transactions with respect to principal balances of indebtedness of, any Restricted Person; provided, however, that any such put or call options or cap or floor transactions shall be solely for hedging, and not for speculative purposes, and the Restricted Persons shall have no obligations thereunder other than payment of the applicable premium for any such put or call options or cap or floor transactions.

(d)                                 Modifications.  The Restricted Persons will not amend, modify, cancel, sell, assign, novate, terminate, unwind, restructure, or otherwise affect (“Unwind”) any Hedging Contract in respect of commodities that was in effect at the time of the most recent Borrowing Base determination (the “Borrowing Base Hedging Contracts”) where the net marked to market economic effect of such Hedging Contract Restructuring on the date thereof is negative (which, if such Hedging Contract Restructuring is settled for cash only, shall equal the net amount of cash such Restricted Persons receive), unless (i) the net marked to market economic effect of such Hedging Contract Restructuring on the date thereof, when combined with the net marked to market economic effect of all other Hedging Contract Restructurings consummated during the period since the last Determination Date, is less than or equal to two and one-half percent (2.5%) of the engineered value of the Borrowing Base then in effect (as determined by Administrative Agent in its discretion), or (ii) if the net marked to market economic effect of such Hedging Contract Restructuring on the date thereof, when combined with the net marked to market economic effect of all other Hedging Contract Restructurings consummated during the period since the last Determination Date, is greater than two and one-half percent (2.5%) of the engineered value of the Borrowing Base then in effect (as determined by Administrative Agent in its discretion), the Borrowing Base is reduced in accordance with the following sentence.  Administrative Agent shall designate by written notice to Borrower, if it determines in its judgment that it is appropriate to do so, an immediate reduction in the Borrowing Base by the portion of the Borrowing Base attributable to such net economic effect of the Hedging Contract Restructuring (as determined by Administrative Agent in its discretion); provided that Administrative Agent’s determination not to reduce the Borrowing Base shall not prohibit or otherwise restrict Borrower from consummating such Hedging Contract Restructuring.  Borrower shall promptly notify Administrative Agent of each Hedging Contract Restructuring.

(e)                                  Hedging Not In Excess of Actual Production.  Notwithstanding the preceding provisions of this Section 7.3, the Restricted Persons will not permit the notional quantities of oil, gas, and natural gas liquids subject to Hedging Contracts in effect during any Fiscal Quarter with the purpose and effect of fixing prices on oil, gas, and natural gas liquid production to exceed the actual gross volumes attributable to the net interests of Restricted Persons from the oil, gas and natural gas liquid production (excluding basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) during such Fiscal Quarter related to the properties described in the most recently delivered Engineering Report (in each case, computed and measured separately for amounts or volumes of oil, gas, and natural gas liquids).

(f)                                   Collateral.  In no event shall any Hedging Contract contain any requirement, agreement or covenant for any Restricted Person to post collateral or margin to secure their obligations under such Hedging Contract or to cover market exposures other than any requirement, agreement or covenant to enter into or maintain the Security Documents; provided that, notwithstanding the foregoing, Restricted Persons may request that Letters of Credit be issued hereunder for the benefit of, and to secure the obligations owing to, their counterparties in respect of commodity Hedging Agreements so long as the aggregate amount of such Letters of Credit outstanding at any one time shall not exceed $10,000,000.

Section 7.4                                    Limitation on Mergers.  No Restricted Person will merge or consolidate with or into any other Person except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (b) Borrower, so long as Borrower is the surviving business entity.

Section 7.5                                    Limitation on Sales of Property.  No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except:

(a)                                 equipment which is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b)                                 inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c)                                  receivables that are compromised or settled for less than the full amount thereof, discounted, or extended, in each case in the ordinary course of business so long as no Default or Event of Default has occurred that is continuing;

(d)                                 sales of property by Borrower to a Guarantor or by any Restricted Person to Borrower;

(e)                                  other properties which are sold for fair cash consideration during any Fiscal Year; provided that (i) such sales do not materially impair or diminish the value of the Collateral or Borrower’s Consolidated financial condition, business or operations, (ii) the purchase price for any such properties shall be paid to the applicable Restricted Person solely in cash, (iii) Borrower shall have complied with Section 2.9(d), (iv) Borrower shall immediately use the Net Cash Proceeds of any such sale to reduce any Borrowing Base Deficiency after giving effect to such sale and, in the event that such Net Cash Proceeds shall not be sufficient to eliminate such Borrowing Base Deficiency, the sale of the such properties shall not be permitted and the Liens on such properties shall not be released, and (v) Borrower shall deliver to Administrative Agent a certificate (in form and detail satisfactory to Administrative Agent) signed by a Responsible Officer of Borrower describing the proposed sale and certifying that no Default or Event of Default has occurred and that is continuing on the date thereof or would result from the making of such proposed sale; and

(f)                                   farmouts of undeveloped acreage to which no Proved Reserves are properly attributed and assignments in connection with such farmouts.

Section 7.6                                    Restricted Payments and Payments in Respect of Certain Indebtedness.

(a)                                 No Restricted Person will declare or make, directly or indirectly, any Distribution, except:

(i)                                     any Guarantor may make Distributions to Borrower or any other Guarantors that are Subsidiaries of Borrower, to the extent not in violation of the investment restrictions of Section 7.7,

(ii)                                  Borrower may make Distributions with respect to its Equity payable solely in additional shares of its Equity (other than Disqualified Capital Stock),

(iii)                               Borrower may make cash Distributions to VEI I and VEI II with respect to the payment of reasonable fees and expenses incurred in the ordinary course of business in connection with the maintenance of their corporate existence, reporting obligations, tax and accounting prepareation and other similar fees and expenses, and

(iv)                              Borrower may make Distributions pursuant to and in accordance with stock option plans or other incentive or benefit plans for directors, officers or employees of Borrower and its Subsidiaries so long as no Event of Default exists at the time of such payment or results therefrom.

(b)                                 No Restricted Person will, prior to the date that is 91 days after the Maturity Date, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any principal of any Permitted Unsecured Debt, except that:

(i)                                     so long as no Borrowing Base Deficiency or Event of Default exists or results therefrom, Borrower may, substantially contemporaneously with its receipt of any cash proceeds from any sale by Borrower of Equity in Borrower, voluntarily prepay or otherwise Redeem any principal of Permitted Unsecured Debt in an amount equal to the amount of the net cash proceeds received by Borrower from such sale of Equity (other than Disqualified Capital Stock) of Borrower,

(ii)                                  so long as no Borrowing Base Deficiency or Event of Default exists or results therefrom, Borrower may, upon the receipt of written consent from Administrative Agent in its discretion, voluntarily prepay or otherwise Redeem any principal of Permitted Unsecured Debt in an amount so approved by Administrative Agent, and

(iii)                               Borrower may refinance Permitted Unsecured Debt in accordance with Section 7.1(d).

Section 7.7                                    Limitation on Investments and New Businesses.  No Restricted Person will (a) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its businesses and operations as presently conducted, or (b)

make any Investments other than (i) Permitted Investments, and (ii) Asset Acquisitions, provided that with respect to Asset Acquisitions:

(i)                                     substantially all of such business, assets and operations so acquired, or of the Person so acquired, consists of a business or operations similar or related to such Restricted Persons’ businesses and operations as presently conducted;

(ii)                                  any newly-created or acquired Subsidiary shall comply with the requirements of Sections 6.15 and 6.16;

(iii)                               such Asset Acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, or operations of Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors (or the persons performing similar functions) of Borrower or such Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv)                              (A) immediately before and immediately after giving pro forma effect to any such Asset Acquisition, (1) no Default or Event of Default shall have occurred and be continuing and (2) no Borrowing Base Deficiency shall have occurred and be continuing, and (B) immediately after giving effect to such Asset Acquisition, Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.11 and 7.12, such compliance to be determined on the basis of the financial information most recently delivered to Administrative Agent and Lenders pursuant to Section 6.2(a) or (b) as though such Asset Acquisition had been consummated as of the first day of the fiscal period covered thereby and upon the basis of engineering information with respect to any Oil and Gas Properties so acquired prepared by Independent Engineers; and

(v)                                 If any Asset Acquisition involves consideration in excess of the aggregate amount of $20,000,000 or if Asset Acquisitions in any Fiscal Quarter exceed the aggregate amount of $40,000,000, Borrower shall have delivered to Administrative Agent, at least five (5) Business Days prior to the date on which any such Asset Acquisition is to be consummated, a certificate (in form and detail satisfactory to Administrative Agent) of a Responsible Officer, certifying that all of the requirements set forth in the preceding clauses (i) through (iv) have been satisfied or will be satisfied on or prior to the consummation of such Asset Acquisition.

Section 7.8                                    Limitation on Credit Extensions.  Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

Section 7.9                                    Transactions with Affiliates.  No Restricted Person will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries or among such Subsidiaries.

Section 7.10                             Prohibited Contracts.  Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction (or other consensual restriction) on the ability of any Restricted Person to: (a) pay dividends or make other distributions to Borrower, (b) to redeem Equity interests held in it by Borrower, (c) to repay loans and other indebtedness owing by it to Borrower, or (d) to transfer any of its assets to Borrower, except in the case of clause (d) for (i) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements (ii) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (iii) limitations and restrictions arising in connection with Permitted Liens affecting only property subject to such Permitted Lien, (iv) any restriction imposed on particular assets or properties pursuant to an agreement entered into for a sale of such assets or properties not prohibited by Section 7.5 of this Agreement pending the closing of such sale, and (v) limitations and restrictions arising or existing by reason of applicable Law.  Except to the extent approved in writing by Administrative Agent from time to time in its discretion, no Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or services regardless of whether they are delivered or furnished to it.  No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 7.11                             Current Ratio.  As of the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, the ratio of Borrower’s Consolidated current assets to Borrower’s Consolidated current liabilities will not be less than 1.0 to 1.0.  For purposes of this section, (i) any non-cash gains or losses resulting from the requirements of ASC Topic 815 and ASC Topic 410 shall be excluded from current assets and from current liabilities, (ii) the Unused Borrowing Base shall be included as a current asset to the extent that such unused portion can be borrowed by Borrower without causing a Default after giving effect thereto, and (iii) current maturities of the Obligations shall be excluded from current liabilities.

Section 7.12                             Minimum Interest Coverage Ratio  As of the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, Borrower will not permit the ratio of (a) (i) Adjusted Consolidated EBITDAX for such Fiscal Quarter multiplied by four (4), minus (ii) non-recurring extraordinary charges (comprised of legal, title and other specific transaction fees) associated with Material Transactions, Material Debt Financings or the IPO Transactions for such Fiscal Quarter and any prepayment fees associated with prepayments of Indebtedness for such Fiscal Quarter, in each case approved by Administrative Agent in its reasonable discretion, to (b) Consolidated Interest Charges for such Fiscal Quarter multiplied by four (4) to be less than 2.50 to 1.0.

ARTICLE VIII- Events of Default and Remedies

Section 8.1                                    Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)                                 Any Restricted Person fails to pay any principal component of the Loans or any Matured LC Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)                                 Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c)                                  Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4, 6.6 (with respect to organization or maintenance of existence) or Article VII;

(d)                                 Any Restricted Person fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party that is applicable to such Restricted Person, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(e)                                  Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable against a Restricted Person as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent or all Lenders as applicable;

(f)                                   Any Restricted Person shall fail to pay when due any portion of the principal of or interest on any Permitted Unsecured Debt in excess of the Threshold Amount or on any of its other Indebtedness (other than the Obligations) in excess of the Threshold Amount, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;

(g)                                  (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount, or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;

(h)                                 Any Restricted Person:

(i)                                     suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of sixty days; or

(ii)                                  commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii)                               suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)                              suffers the entry against it of a final judgment for the payment of money in an aggregate amount (as to all such judgments) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)                                 suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside; and

(i)                                     A Change of Control occurs.

Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.  Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated.  During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders,

Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following:  (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2                                    Remedies.  If any Event of Default shall occur and be continuing, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce their rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document.  All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3                                    Application of Proceeds after Acceleration.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.17), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees of outside counsel to Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal interest and Letter of Credit fees) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and LC Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on Matured LC Obligations, accrued and unpaid interest on Cash Management Obligations, and accrued and unpaid interest on Lender Hedging Obligations, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.17, Cash Management Obligations, and amounts due under or in connection with Hedging Contracts (including amounts payable in connection with the early termination of Hedging Contracts), ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable Law the amounts received or recovered from the other Restricted Persons will instead be allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this Section but for this proviso).

Subject to Section 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Lender Hedging Obligations and Cash Management Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.  Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX - Administrative Agent

Section 9.1                                    Appointment and Authority.  Each of the Lenders and LC Issuer hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2                                    Exculpatory Provisions.

(a)                                 Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(iv)                              shall not be responsible in any manner to any of the Lenders for any failure of any Restricted Person to perform its obligations hereunder or in any Loan Document.

(b)                                 Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)                                  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3                                    Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal, or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent.  Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders, as it deems appropriate or as otherwise required by Sections 8.2 or 10.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders, or as otherwise required by Sections 8.2 or 10.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

Section 9.4                                    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and LC Issuer acknowledges that (a) it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and (b) none of Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Restricted Person or any audit or due diligence review prepared by the internal auditor of Administrative Agent, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or LC Issuer.  Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.    Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.  Without limiting the generality of the foregoing, Administrative Agent shall have no duty to monitor or verify the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by Borrower.  Each Lender assumes the responsibility of keeping itself informed at all times.

Section 9.5                                    Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6                                    Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment.  All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.7                                    Resignation of Administrative Agent.

(a)                                 Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8                                    Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.9                                    No Other Duties, etc..  Anything herein to the contrary notwithstanding, neither the “Lead Arranger” nor the “Syndication Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder.  Each Lender acknowledges that it has not relied, and will not rely, on the “Lead Arranger” or “Syndication Agent” in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 9.10                             Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4.  Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11                             Guaranty Matters.  Each Lender and LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations and any Lender Hedging Obligations and Cash Management Obligations as to which other arrangements satisfactory to such Lender Counterparty or such Cash Management Lender, as applicable, shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and

LC Issuer shall have been made).  Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.11.

Section 9.12                             Collateral Matters.

(a)                                 Each Lender and LC Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender and LC Issuer.  Each Lender and LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and LC Issuer.  Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or LC Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 Each Lender and LC Issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)                                     to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (1) upon termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations and any Lender Hedging Obligations and Cash Management Obligations as to which other arrangements satisfactory to such Lender Counterparty or such Cash Management Lender, as applicable, shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer shall have been made), (2) that is disposed of or to be disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (3) subject to Section 10.1,  if approved, authorized or ratified in writing by the Required Lenders, or (4) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)                                  to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.12.

(c)                                  Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and LC Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                 Administrative Agent shall have no obligation whatsoever to any Lender, LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or LC Issuer.

(e)                                  Each Lender and LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and LC Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.13                             Agreement to Assignment of ISDA Master Agreement.  Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to any Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.

Section 9.14                             Notice of Default.  Administrative Agent shall be deemed to have no knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders.  Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.15                             Lender Hedging Obligations and Cash Management Obligations.  Except as otherwise expressly set forth herein or in any Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Lender Hedging Obligations and Cash Management Obligations unless Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.

ARTICLE X- Miscellaneous

Section 10.1                             Waivers and Amendments; Acknowledgments.

(a)                                 Waivers and Amendments.  No failure or delay (whether by course of conduct or otherwise) by any Lender Party in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances.  This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by Majority Lenders or by Administrative Agent with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9); provided that no such waiver or amendment shall be effective if the effect thereof would:  (1) waive any of the conditions specified in Section 4.1 and Section 4.2, without the written consent of each Lender, (2) increase the maximum amount which any Lender is committed hereunder to lend, without the written consent of such Lender, (3) reduce any fees payable to any Lender hereunder, or the principal of, or interest on (other than that portion of interest that is only applicable during an Event of Default which portion may be reduced or waived by the Required Lenders in writing) any Lender’s Note, without the written consent of each Lender affected thereby, (4) extend the Maturity Date, waive the provisions of Section 2.10(c), or postpone any date fixed for any payment of any such fees, principal or interest, without the written consent of each Lender affected thereby, (5) amend the definition herein of “Majority Lenders”, “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, without the written consent of each Lender, (6) release Borrower from its obligation to pay any Lender’s Obligations or any Guarantor from its guaranty of such payment except as provided in Section 9.11 hereof, without the written consent of each Lender, (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, without the written consent of each Lender, (8) change Section 3.1 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, or (9) amend this Section 10.1(a), without the written consent of each Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of Loans of any Defaulting Lender may not be decreased, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.  Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender affected thereby (or, as applicable, an Affiliate of such Lender), execute and deliver any waiver or amendment to any Loan Document which would (i) cause an obligation under any outstanding Hedging Contract owing to such Lender (or its Affiliate) that, prior to such waiver or amendment, constituted a “Lender Hedging Obligation” to cease to be a “Lender Hedging Obligation” or (ii) cause the priority of the Lien securing such obligation or the priority of payment with respect to such obligation in connection with the exercise of remedies under such Loan Document to be subordinate in any manner to the Obligations (other than expense reimbursements, expenses of enforcement, and other similar obligations owing under the Loan Documents).

(b)                                 Acknowledgments and Admissions.  Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(f) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)                                  Joint Acknowledgment.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

There are no unwritten oral agreements between the parties.

Section 10.2                             Survival of Agreements; Cumulative Nature.  All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated.  All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement.  The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege.  In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3                             Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Borrower or any other Restricted Person:

Vantage Energy Inc.

116 Inverness Drive East
Suite 107
Englewood, Colorado 80112

Attention: Thomas B. Tyree, Jr.

E-mail address: tom.tyree@vantageenergy.com
Telephone No.:             303-386-8602

Facsimile No.:                   303-386-8702

If to Administrative Agent or LC Issuer:

Wells Fargo Bank, N.A.

1700 Lincoln, 6th Floor
MAC C7300-061
Denver, Colorado 80203

Attention: Oleg Kogan
E-mail address: oleg.kogan@wellsfargo.com
Telephone No.:             303-863-5367

Facsimile No.:                   303-863-5196

If to any other Lender Party:	Its address, facsimile number, or telephone number as specified in its Administrative Questionnaire

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     Borrower (and each Restricted Person by signing its Guaranty) agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to LC Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Restricted Persons, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or LC Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.4                             Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or LC Issuer (including the fees, charges and disbursements of any outside counsel for Administrative Agent, any Lender or LC Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by Borrower.  Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto.  THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR

OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Restricted Person against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.4(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.17.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law and without limitation of subsection (b) above, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

Section 10.5                             Successors and Assigns; Joint and Several Liability.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(1)                                 in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)                                 in any case not described in subsection (b)(i)(1) of this Section, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this Section and, in addition:

(1)                                 the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the credit facilities evidenced by this Agreement;

(2)                                 the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3)                                 the consent of LC Issuer shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, LC Issuer, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5, 10.4, and 10.16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Notwithstanding any provision of this Section 10.5, (i) the consent of Borrower and its execution of an Assignment and Acceptance shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when any Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Acceptance otherwise required under this Section 10.5.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Denver, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by Borrower or any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, LC Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.5(d)(ii) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(f) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.7 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.15 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank that constitutes a Governmental Authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Joint and Several Liability.  All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

Section 10.6                             Confidentiality.  Each of Administrative Agent, the Lenders and LC Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person.  Notwithstanding the preceding provisions of this Section 10.6 to the contrary, Administrative Agent may disclose the existence of this Agreement and information about this Agreement, as amended from time to time, to the “Gold Sheets” and other market data collectors and trade publications and in “tombstone” advertisements, such information to consist of deal terms and other information customarily found in such publications, services and advertisements.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its

Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its other customers’ confidential information.

Section 10.7                             Governing Law; Submission to Process.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF COLORADO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8                             Limitation on Interest.  Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect.  Neither any Restricted Person nor any present or future Guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

Section 10.9                             Termination; Limited Survival.  In its discretion Borrower may at any time that no Obligations are owing (other than indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by Borrower) elect in a written notice delivered to Administrative Agent to terminate this Agreement.  Upon receipt by Administrative Agent of such a notice, if no such Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder, except as otherwise expressly set forth in such Loan Documents.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.6, and any obligations which any Person may have to indemnify or compensate any Restricted Person shall survive any termination of this Agreement or any other Loan Document.  At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.  Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.10                      Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.  Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.11                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by

Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12                      Waiver of Jury Trial, Punitive Damages, etc..  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW.  EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.13                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower and each other Restricted Person, on the one hand, and Administrative Agent and the Lenders, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither Administrative Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent or any Lender has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and neither Administrative Agent nor any Lender has any obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent, Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and neither Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither Administrative Agent nor any Lender will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.14                      USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Restricted Person that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Restricted Person, which information includes the name and address of Borrower and each other Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Restricted Person in accordance with the Act.

Section 10.15                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, LC Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Restricted Person may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have.  Each Lender and LC Issuer agrees to notify Borrower and

Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.16                      Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, LC Issuer or any Lender, or Administrative Agent, LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.17                      Amendment and Restatement.  This Agreement amends and restates in its entirety the Existing Credit Agreements, and from and after the date hereof, the terms and provisions of the Existing Credit Agreements shall be superseded by the terms and provisions of this Agreement.  Borrower hereby agrees that (i) the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement, and (ii) all Liens securing the Existing Indebtedness shall continue in full force and effect to secure the Secured Obligations.

Section 10.18                      Assignment and Assumption.

(a)                                 For an agreed consideration, each Existing Lender (individually an “Assignor” and collectively, the “Assignors”), effective as of the Closing Date, irrevocably sells and assigns, severally and not jointly, (i) all of such Assignor’s rights and obligations in its capacity as an Existing Lender under the Existing Credit Agreements and any other documents or instruments delivered pursuant thereto to the extent related to its commitment and percentage share, as the case may be, identified in Annex II attached hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Assignor (in its capacity as an Existing Lender) against any Person, whether known or unknown, arising under or in connection with the Existing Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively for all Assignors as the “Assigned Interests”) to the Lenders set forth on Annex I to this Agreement (individually, an “Assignee” and, collectively, the “Assignees”), and each Assignee hereby irrevocably purchases and assumes from each Assignor such Assignee’s percentage (as set forth on Annex I to this

Agreement) of the Assigned Interests, subject to and in accordance with this Agreement, as of the Closing Date.  Such sale and assignment is without recourse to the Assignors and, except as expressly provided in this Agreement, without representation or warranty by the Assignors.

(b)                                 From and after the Closing Date, Administrative Agent shall distribute all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the appropriate Assignors for amounts which have accrued to but excluding the Closing Date and to the appropriate Assignees for amounts which have accrued from and after the Closing Date.

(c)                                  Each Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of its percentage of the Assigned Interest set forth on Annex II attached hereto, (B) its percentage of such Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the assignment contemplated by this Section 10.18; and (ii) assumes no responsibility to any Assignee with respect to (A) any statements, warranties or representations made by any other Person in or in connection with this Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (C) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (D) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

(d)                                 Each Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the assignment contemplated by this Section 10.18, (B) it satisfies the requirements specified in this Agreement that are required to be satisfied by it in order to acquire its percentage of the Assigned Interests set forth in Annex I to this Agreement, (C) from and after the Closing Date, it shall have the obligations of a Lender hereunder to the extent of its percentage (as set forth on Annex I to this Agreement) of the Assigned Interests, (D) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase its percentage of the Assigned Interests on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (E) if it is a Foreign Lender, it has supplied to Administrative Agent any documentation required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by such Assignee; and (ii) agrees that (A) it will, independently and without reliance on Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

VANTAGE ENERGY INC.,
as Borrower

By:
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary

WELLS FARGO BANK, N.A.
Administrative Agent, LC Issuer and a Lender

By:
Oleg Kogan
Director

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

MUFG UNION BANK, N.A., f/k/a Union Bank, N.A., as a Lender

By:
Name:
Title:

CITIBANK, N.A., as a Lender

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as a Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

ANNEX I

LIST OF COMMITMENTS

Aggregate Commitments (as of the Closing Date)

Name of Lender	Percentage Share	Commitment

Wells Fargo Bank, N.A.	22.592592593%	$225,925,925.93
The Bank of Nova Scotia	12.962962963%	$129,629,629.63
Royal Bank of Canada	11.111111111%	$111,111,111.11
MUFG Union Bank, N.A.	11.111111111%	$111,111,111.11
Citibank, N.A.	11.111111111%	$111,111,111.11
Keybank National Association	11.111111111%	$111,111,111.11
Credit Suisse AG, Cayman Islands Branch	6.666666667%	$66,666,666.67
Goldman Sachs Bank USA	6.666666667%	$66,666,666.67
Barclays Bank PLC	6.666666667%	$66,666,666.67

Total:	100.000000000%	$1,000,000,000

ANNEX II

LIST OF EXISTING LENDER COMMITMENTS

Aggregate Commitments (immediately prior to the Closing Date)

Name of Lender	Percentage Share	Commitment

Wells Fargo Bank, N.A.	43.750000000%	$328,125,000
The Bank of Nova Scotia	18.750000000%	$140,625,000
Royal Bank of Canada	12.500000000%	$93,750,000
MUFG Union Bank, N.A. (f/k/a Union Bank, N.A.)	12.500000000%	$93,750,000
Credit Suisse AG, Cayman Islands Branch	12.500000000%	$93,750,000

Total:	100.000000000%	$750,000,000

SCHEDULE 1

LENDERS SCHEDULE

	Percentage Share	Commitment Amount	Borrowing Base Amount
Domestic Lending Office:

Wells Fargo Bank, N.A.	22.592592593%	$225,925,925.93	$61,000,000.00
1700 Lincoln, 6th Floor
Denver, CO 80203
Tel: 303-863-5367
Fax: 303-863-5196

Eurodollar Lending Office:

Same.

Domestic Lending Office:

The Bank of Nova Scotia	12.962962963%	$129,629,629.63	$35,000,000.00
711 Louisiana St., Suite 1400
Houston, TX 77002
Tel: 713-759-3428
Fax:

Eurodollar Lending Office:

Same.

Domestic Lending Office:

Royal Bank of Canada	11.111111111%	$111,111,111.11	$30,000,000.00
Three World Financial Center 200 Vesey St.
New York, NY 10281-8098
Tel: 416-955-6599
Fax: 212-428-2372

Eurodollar Lending Office:

Same.

Domestic Lending Office:

MUFG Union Bank, N.A., f/k/a Union Bank, N.A.	11.111111111%	$111,111,111.11	$30,000,000.00
500 North Akard, Suite 4200
Dallas, TX 75201
Tel: 214-944-4211
Fax: 214-922-4219

Eurodollar Lending Office:

Same.

Domestic Lending Office:

Citibank, N.A.	11.111111111%	$111,111,111.11	$30,000,000.00
1801 Broadway
Denver, CO 80202
Tel: 303-296-5804
Fax:

Eurodollar Lending Office:

Same.

Domestic Lending Office:

Keybank National Association	11.111111111%	$111,111,111.11	$30,000,000.00
600 Travis Street, Suite 6260
Houston, TX 77002
Tel: 713-221-3970
Fax:

Eurodollar Lending Office:

Same.

2

Domestic Lending Office:

Credit Suisse AG, Cayman Islands Branch	6.666666667%	$66,666,666.67	$18,000,000.00
Eleven Madison Avenue
New York, NY 10010
Tel: 713-890-1406
Fax: 212-322-7039

Eurodollar Lending Office:

Same.

Domestic Lending Office:

Goldman Sachs Bank USA	6.666666667%	$66,666,666.67	$18,000,000.00
200 West Street
New York, NY 10282
Tel: 212-902-1099
Fax: 917-977-3966

Eurodollar Lending Office:

Same.

Domestic Lending Office:

Barclays Bank PLC	6.666666667%	$66,666,666.67	$18,000,000.00
745 7th Avenue
New York, NY, 10019 USA
Tel: 212-526-0787
Fax: 212-526-5115

Eurodollar Lending Office:

Same.

Total	100%	$1,000,000,000.00	$270,000,000.00

3

SCHEDULE 2

DISCLOSURE SCHEDULES TO

CREDIT AGREEMENT

AMONG

VANTAGE ENERGY INC.,

WELLS FARGO BANK, N.A.

AND

CERTAIN FINANCIAL INSTITUTIONS, AS LENDERS

DATED AS OF SEPTEMBER [    ], 2014

Capitalized terms and others used in these disclosure schedules and not otherwise defined herein are used as defined in the Credit Agreement.

These disclosure schedules are qualified in their entirety by reference to specific provisions of the Credit Agreement and are not intended to constitute, and shall not be construed as constituting, any representation or warranty of Borrower except as and to the extent expressly provided in the Credit Agreement.

Any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of the Credit Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Administrative Agent and the Lenders of the information required to be disclosed in respect of the other sections to avoid a breach under the representation or warranty corresponding to such other sections of the Credit Agreement.  The fact that an item appears on a schedule does not indicate that it is material.

SCHEDULE 5.6

Initial Financial Statements

[See attached.]

SCHEDULE 5.7

Other Obligations and Restrictions

None.

SCHEDULE 5.9

Litigation

None.

SCHEDULE 5.10

ERISA Plans and Liabilities

Vantage Energy Management Company Health and Dental plan with United Health Care

Vantage Energy Management Company 401K Plan

SCHEDULE 5.11

Environmental and Other Laws

None.

SCHEDULE 5.12

Names and Places of Business

Trade or fictitious names of the Restricted Persons during the five years preceding the Closing Date:

None.

Other Jurisdictions of Restricted Persons during five years preceding closing date:

None.

SCHEDULE 5.13

Borrower’s Subsidiaries

Subsidiaries:

Vantage Energy, LLC

Vantage Energy Management Company

Vantage Energy Black Warrior LLC

Vantage Energy Uinta LLC

Vantage Fort Worth Energy LLC

Vantage Energy Piceance LLC

Vantage Energy Cherokee LLC

Vantage Energy Green River LLC

Vantage Energy Appalachia LLC

Siduri Development, LLC

Vantage Energy II, LLC

Vantage Energy Appalachia II LLC

Equity Investments:  None.

SCHEDULE 5.16

Title to Properties

1.              Certain leases held by the Restricted Parties in Greene County, Pennsylvania are subject to an option to participate retained by Kriebel Resources Company. This option to participate is as a working interest owner for up to a 15% interest on any wells proposed on the subject leases or lands pooled with the subject leases, proportionately reduced as to the acreage contained in the drilling unit.  This option involves properties not included in the Initial Engineering Report.

2.              Shumaker Unit Wells (Greene County, Pennsylvania) - Per terms of the lease, John McNay has the option to participate for up to 10% WI of his mineral interest proportionately reduced based on acreage contribution to the unit.  Maximum WI would be 2.03%/1.62% NRI.  Mr. McNay has verbally elected to not participate.

3.              Petraitis East Unit Wells (Greene County, Pennsylvania) - This involves future wells currently not included in the Initial Engineering Report.  Per terms of the lease, John McNay has the option to participate for up to 10% WI of his mineral interest proportionately reduced based on acreage contribution to the unit.  Maximum WI would be 5.61%/ 4.49% NRI.  Mr. McNay has verbally elected to not participate which we are in process of papering up.

4.              Patton Unit Wells (Greene County, Pennsylvania) - PMG, et al owns an undivided unleased interest in certain lands included within a planned expansion of the Patton Unit.  The Restricted Parties are currently negotiating a JOA with PMG, et al.  If such JOA is entered into, PMG, et al. will have a contractual WI participation of 5.03% bearing a 4.02% NRI in the Patton Unit.

5.              Set forth below is a list of WI and NRI discrepancies related to certain wells located in Wise County, Texas:

WELL/UNIT	OPERATOR	COUNTY	STATE	WI — includes small CWI	NRI — includes small CWI	Reserve Report WI	Reserve Report NRI
HOLLWY-MCNLY 1H	VANTAGE	WISE	TX	49.9691%	39.4797%	54.3000%	42.3000%
HOLLWY-MCNLY 2H	VANTAGE	WISE	TX	49.9691%	39.4797%	68.7000%	53.6000%
HOLLWY-MCNLY 3H	VANTAGE	WISE	TX	49.9691%	39.4797%	68.7000%	53.6000%
HOLLWY-MCNLY 4H	VANTAGE	WISE	TX	49.9691%	39.4797%	17.3000%	13.5000%
HOLLWY-MCNLY 5H	VANTAGE	WISE	TX	49.9691%	39.4797%	17.3000%	13.5000%
HOLLWY-WILSN 1H	VANTAGE	WISE	TX	49.8392%	38.2193%	100.0000%	78.0000%
HOLLWY-WILSN 2H	VANTAGE	WISE	TX	49.8392%	38.2193%	54.3000%	42.3000%
HOLLWY-WILSN 3H	VANTAGE	WISE	TX	49.8392%	38.2193%	54.3000%	42.3000%
HOLLWY-WILSN 4H	VANTAGE	WISE	TX	49.8392%	38.2193%	54.3000%	42.3000%

SCHEDULE 5.19

Sale of Production

Purchaser/Gatherer/ Compression	Description	Terms
Barnett Gathering	Feb 1, 2008 - Barnett Gathering and Vantage Fort Worth Energy, LLC	MTM, 60 days written notice to terminate
Crosstex Gulf Coast Marketing	November 1, 2007 - Crosstex Gulf Coast Marketing and Vantage Fort Worth Energy, LLC	Primary term until October 31, 2014, MTM, 60 days notice to terminate
Crosstex North Texas Gathering	January 11, 2005 - Crosstex North Texas Gathering and Vantage Fort Worth Energy, LLC	YTY, 60 days notice to terminate
DFW Midstream Services, LLC	August 1, 2010 - DFW Midstream Services LLC, and Vantage Energy LLC	Primary term until Jan 31, 2021, YTY, 60 days notice to terminate
DGP Taurus Field Services LP	September 11, 2006 - DGP Taurus Field Services LP and Vantage Fort Worth Energy, LLC	Primary term until September 11, 2011, YTY , 30 days notice to terminate
Enbridge G & P (North Texas) LP	July 1, 2006 - Enbridge G&P (North Texas) LP and Vantage Fort Worth Energy, LLC	Primary term until July 1, 2016, YTY, 90 days notice to terminate
Enbridge G & P (North Texas) LP	April 1, 2008 - Enbridge G&P (North Texas) and Vantage Fort Worth Energy, LLC	Primary term until April 1, 2013, MTM, 60 days notice to terminate
Enbridge G & P (North Texas) LP	July 1, 2008 - Enbridge G&P (North Texas) and Vantage Fort Worth Energy LLC	Primary term until July 1, 2011, MTM, 60 days notice to terminate
Empire Pipeline Corp	July 1, 2008 - Empire Pipeline Corp, Vantage Fort Worth Energy LLC	Primary term until July 1, 2013, YTY, 60 days notice to terminate
Enterprise Crude Oil LLC	July 21, 2008 - Enterprise Gas Processing, LLC and Vantage Fort Worth Energy LLC	MTM, 30 days notice to terminate
Enterprise Gas Processing, LLC	July 21, 2008 - Enterprise Gas Processing, LLC and Vantage Fort Worth Energy LLC	Dedication area beginning Dec 28, 2006
JW Gathering CO	November 19, 2007, JW Gathering CO and Vantage Fort Worth Energy LLC	MTM, 30 days notice to terminate
Ranger Gas Gathering LLC	March 1, 2002 - Ranger gas gathering Vantage Fort Worth Energy, LLC	YTY, 30 days notice to terminate
Targa Midstream Services LP	May 1, 2011 - Targa Midstream Services LP and Vantage Fort Worth Energy LLC	Primary term until May 1, 2016, YTY, 30 days notice to terminate
Devon Gas Services	September 1, 2010 - Devon Gas Services LP and Vantage Fort Worth Energy, LLC	YTY, 60 days notice to terminate
Devon Gas Services	October 1, 2003 - Devon Gas Services, LP and Vantage Fort Worth Energy, LLC	YTY, 60 days notice to terminate
Devon Gas Services	September 1, 2002 - Devon Gas Services LP and Vantage Fort Worth Energy, LLC	Primary term until September 1, 2012, YTY , 60 days notice to terminate
Devon Gas Services	September 26, 2008 - Devon Gas Services LP and Vantage Fort Worth Energy, LLC	Primary term until September 26, 2011, YTY, 60 days notice to terminate

Purchaser/Gatherer/ Compression	Description	Terms
Devon Gas Services	January 1, 2009 - Devon Gas Services LP and Vantage Fort Worth Energy, LLC	MTM, 30 days notice to terminate
Devon Gas Services	May 1, 2003 - Devon Gas Services LP and Vantage Fort Worth, LLC	MTM, 10 days notice to terminate
Devon Gas Services	October 1, 2007 - Devon Gas Services LP and Vantage Fort Worth, LLC	MTM, 5 days notice to terminate
Devon Gas Services	June 1, 2001 - Devon Gas Services LP and Vantage Fort Worth Energy, LLC	YTY, 60 days notice to terminate
Devon Gas Services	July 1, 2001 - Mitchell Gas Services and Republic Energy Inc.	Primary term until July 1, 2011, YTY, 60 days notice to terminate
Devon Gas Services	October 1, 2004 - Devon Gas Services LP and Vantage Fort Worth Energy LLC	MTM, 30 days notice to terminate
Devon Gas Services	June 1, 2000 as ratified on May 1, 2013 — Devon Gas Services LP and Vantage Fort Worth Energy LLC	Primary term until January 1, 2028, YTY, 1 year notice to terminate
Copano Field Services	August 1, 2008, as amended - Copano Field Services/North Texas LLC and Vantage Fort Worth Energy, LLC	Primary term until July 31, 2013, YTY, 90 days notice to terminate
ETC Marketing Ltd.	March 1, 2011 - Energy Marketing Ltd. and Vantage Energy LLC	MTM, 45 days notice to terminate
ETC Texas Pipeline Ltd.	March 1, 2011 - Energy Transfer Fuel LP and Vantage Energy, LLC	MTM, 30 days notice to terminate
Targa North Texas LP	August 1, 2006, as amended - Targa North Texas LP and Vantage Fort Worth Energy, LLC	MTM, 30 days notice to terminate
Texas Midstream Gas Services, L.L.C.	December 1, 2012 - Texas Midstream Gas Services, L.L.C. and Vantage Energy, LLC	Primary Term until November 30, 2022, YTY, 90 days notice to terminate
Chesapeake Energy Marketing, Inc.	July 30, 2013 - Chesapeake Energy Marketing, Inc. and Vantage Fort Worth Energy, LLC	Primary Term until August 31, 2014, MTM, 60 day notice to terminate
ETC Texas Pipeline Ltd.	August 1, 2013 - Energy Transfer Fuel, LP and Vantage Energy, LLC	MTM, 30 days notice to terminate
Cowtown Pipeline Partners, L.P.	October 26, 2013 - Cowtown Pipeline Partners, L.P. and Vantage Energy, LLC	Primary Term until October 25, 2033, 60 days notice to terminate
Vista Gathering, LLC	October 1, 2013 — Vista Gathering, LLC and Vantage Energy Appalachia, LLC	Primary Term until October 1, 2030, YTY, I year notice to terminate

Base Contract for Sale and Purchase of Natural Gas, dated as of April 15, 2014, between Noble Americas Gas & Power Corp. and Vantage Energy Appalachia LLC, together with those certain Special Provisions to the Base Contract for Sale and Purchase of Natural Gas between Noble Americas Gas & Power Corp. and Vantage Energy Appalachia LLC

Base Contract for Sale and Purchase of Natural Gas, dated as of April 15, 2014, between Noble Americas Gas & Power Corp. and Vantage Energy Appalachia II LLC, together with those certain Special Provisions to the Base Contract for Sale and Purchase of Natural Gas between Noble Americas Gas & Power Corp. and Vantage Energy Appalachia II LLC

Base Contract for Sale and Purchase of Natural Gas, dated as of May 9, 2014, between South Jersey Resources Group, LLC and Vantage Energy Appalachia LLC, together with those certain Special Provisions to the Base Contract for Sale and Purchase of Natural Gas between South Jersey Resources Group, LLC and Vantage Energy Appalachia LLC

Base Contract for Sale and Purchase of Natural Gas, dated as of May 9, 2014, between South Jersey Resources Group, LLC and Vantage Energy Appalachia II LLC, together with those certain Special Provisions to the Base Contract for Sale and Purchase of Natural Gas between South Jersey Resources Group, LLC and Vantage Energy Appalachia II LLC

SCHEDULE 3

SECURITY SCHEDULE

1.                                      Guaranty dated as of even date herewith from each Restricted Persons (other than Borrower) in favor of Administrative Agent.

2.                                      Security Agreement dated as of even date herewith from Borrower and each other Restricted Person in favor of Administrative Agent.

3.                                      Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of even date herewith from Vantage Fort Worth Energy LLC, as Mortgagor, to Oleg Kogan, as Trustee, for the benefit of and to Administrative Agent [TX properties]

4.                                      Open-End Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of even date herewith from Vantage Energy Appalachia LLC and Vantage Energy Appalachia II LLC, as Mortgagors, for the benefit of Administrative Agent [PA properties]

5.                                      UCC-1 Financing Statements with respect to the foregoing Security Documents.

1

SCHEDULE 4

SPECIFIED COUNTERPARTIES

Counterparty	Guarantor Affiliate (if applicable)	Credit Rating (corporate or senior unsecured long-term debt)
BP Energy Company	BP Corporation North America	A-
NextEra Energy Power Marketing, LLC	NextEra Energy Capital Holdings, Inc.	A-
Sequent Energy Management, L.P.	AGL Resources Inc.	BBB+
eServices, LLC	Centerpoint Energy Resources Corp.	A-
ProLiance Energy, LLC	Energy Transfer Partners, L.P.	BBB-

EXHIBIT A

PROMISSORY NOTE

Denver, Colorado	[Date]

FOR VALUE RECEIVED, the undersigned, Vantage Energy Inc., a Delaware corporation (“Borrower”), hereby promises to pay to                                                            (“Lender”), the principal sum equal to its Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, 1700 Lincoln, 4th Floor, MAC C7301-046, Denver, Colorado or at such other place, as from time to time may be designated by Administrative Agent in accordance with the Credit Agreement.

This Note (a) is issued and delivered under that certain Credit Agreement dated as of [                              ], 2014, herewith among Borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement).  Payments on this Note shall be made and applied as provided in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The indebtedness evidenced by this Note is given in partial renewal extension and restatement of (but not in extinguishment or novation of) the Existing Indebtedness, as defined and described in the Credit Agreement.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Colorado (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

VANTAGE ENERGY INC.

By:
Name:
Title:

2

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.  Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.2 of the Agreement as follows:

Aggregate amount of Borrowing:	$
Type of Loans in Borrowing:
Date on which Loans are to be advanced:
Length of Interest Period for Eurodollar Loans (1, 2, 3 or 6 months):	months
If combined with existing Loans see attached Continuation/Conversion Notice.

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)                                 The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)                                 The representations and warranties of the Restricted Persons set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Agreement), with the same effect as though such representations and warranties had been made on and as of the date hereof, except (i) for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, (ii) that the representations and warranties contained in Section 5.6 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 6.2 of the Credit Agreement, respectively, and (iii) to the extent that such representation or warranty was updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders and Administrative Agent.

(c)                                  There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon Borrower’s receipt and application of the Loans requested hereby.  Borrower will use the Loans hereby requested in compliance with Section 2.4 of the Agreement.

(d)                                 The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Borrowing Base on the date requested for the making of such Loans.

(e)                                  The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his/her knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                         , 20    .

VANTAGE ENERGY INC.

By:
Name:
Title:

2

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and the lenders referred to therein (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$                         of Eurodollar Loans with Interest Period ending                           .

$                         of Base Rate Loans

If being combined with new Loans, $                         of new Loans to be advanced on

Aggregate amount of Borrowing:	$
Type of Loans in new Borrowing:
Date of Continuation or Conversion:
Length of Interest Period for Eurodollar Loans (1, 2, 3 or 6 months):	months

To meet the conditions set out in the Agreement for such conversion/continuation, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)                                 The person signing this instrument is a duly appointed officer of Borrower as indicated below such person’s signature hereto having all necessary authority to act for Borrower in making the request contained herein.

(b)                                 There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement.

(c)                                  The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his/her knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF this instrument is executed as of                                     .

VANTAGE ENERGY INC.

By:
Name:
Title:

2

EXHIBIT D

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among VANTAGE ENERGY INC. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Certificate is furnished pursuant to Section 6.2(b) of the Agreement.  Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s audited/unaudited financial statements (the “Financial Statements”) as at                          (the “Reporting Date”).  Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(a)                                 the person signing this instrument is a duly appointed Responsible Officer of Borrower and as such is authorized to sign this Certificate on behalf of Borrower;

(b)                                 the Financial Statements fairly present in all material respects the Consolidated financial position of Borrower and its Subsidiaries at the date thereof and the results of operations of Borrower and its Subsidiaries on a Consolidated basis for the period covered thereby, in accordance with GAAP (subject, in the case of such unaudited financial statements to year-end adjustments and matters that would be disclosed in financial statement notes);

(c)                                  attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Sections                          of the Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section(s)                          of the Agreement];

(d)                                 on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument except for Default(s) under Section(s)                          of the Agreement, which is/are more fully described on a schedule attached hereto.

(e)                                  All representations and warranties made by any Restricted Person in any Loan Document are true in all material respects (without duplication of materiality qualifiers) on and as of the date hereof as if such representations and warranties had been made as of the date hereof, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

The person signing this instrument hereby certifies (as a Responsible Officer of Borrower and not in his or her individual capacity) that he/she has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

2

IN WITNESS WHEREOF, this instrument is executed as of                         , 20    .

VANTAGE ENERGY INC.

By:
Name:
Title:

3

EXHIBIT E

OPINION OF COUNSEL

(See Attached)

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.                                      Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower:                                                                                          Vantage Energy Inc., a Delaware corporation

4.                                      Administrative Agent:                                 Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             The Credit Agreement dated as of [                              ], 2014 among Vantage Energy Inc., the Lenders from time to time party thereto, Wells Fargo Bank, N.A., as Administrative Agent, LC Issuer and the other parties thereto.

6.                                      Assigned Interest[s]:

Assignor [s](5)	Assignee [s](6)	Facility Assigned(7)	Aggregate Amount of Commitment / Loans for all Lenders(8)	Amount of Commitment / Loans Assigned(9)	Percentage Assigned of Commitment / Loans(10)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                                                                               ](11)

[Page break]

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

(8)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(11)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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Effective Date:                                        , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] (12) Accepted:

WELLS FARGO BANK, N.A., as
Administrative Agent

By:
Title

[Consented to] (13):

[NAME OF RELEVANT PARTY]

By:
Title

(12)  To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

(13)  To be added only if the consent of Borrower and/or other parties (e.g., Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

3

ANNEX 1 to Assignment and Assumption

Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, LC Issuer and certain financial institutions from time to time party thereto (“Lenders”)

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant

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to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of the State of Colorado.

5

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc., a Delaware corporation (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof.  Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Pursuant to the provisions of Section 3.5(f) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any Note evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20 .

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc., a Delaware corporation (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof.  Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Pursuant to the provisions of Section 3.5(f) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20 .

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc., a Delaware corporation (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof.  Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Pursuant to the provisions of Section 3.5(f) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Participation, (iii) with respect such Participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20 .

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of [                              ], 2014 (as amended or supplemented, the “Agreement”), by and among Vantage Energy Inc., a Delaware corpopration (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof.  Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Pursuant to the provisions of Section 3.5(f) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any Note evidencing such Loans), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20 .